Exhibit 10.1

360 Third Street

OFFICE LEASE

This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between KILROY REALTY FINANCE PARTNERSHIP, L.P., a Delaware limited partnership ("Landlord"), and NEKTAR THERAPEUTICS, a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1.Date:	May 31, 2018.
2.Premises: (Article 1)
2.1Building:	That certain seven (7) story office building (the "Building") located at 360 Third Street, San Francisco, California 94107, which Building contains approximately 436,358 rentable square feet of space.

2.2Premises:

A total of approximately 135,936 rentable square feet of space, as further set forth in Exhibit A to this Lease, consisting of:

(i) approximately 1,726 rentable square feet of space located on the first (1st) floor of the Building and commonly known as Suite 104 ("Phase I Premises");

(ii) approximately 35,402 rentable square feet of space located on the seventh (7th) floor of the Building and commonly known as Suite 700 ("Phase II Premises");

(iii) approximately 26,624 rentable square feet of space located on the sixth (6th) floor of the Building and commonly known as Suite 600 ("Phase III Premises");

(iv) approximately 12,719 rentable square feet of space located on the sixth (6th) floor of the Building and commonly known as Suite 625 ("Phase IV Premises");

(v) approximately 13,459 rentable square feet of space located on the sixth (6th) floor of the Building and commonly known as Suite 650A ("Phase V Premises");

(vi) approximately 14,303 rentable square feet of space located on the sixth (6th) floor of the Building and commonly known as Suite 650B ("Phase VI Premises"); and

(vii) approximately 31,703 rentable square feet of space located on the seventh (7th) floor of the Building and commonly known as Suite 750 ("Phase VII Premises").

The Phase I Premises, Phase II Premises, Phase III Premises, Phase IV Premises, Phase V Premises, Phase VI Premises and Phase VII Premises are each referred to herein as a "Phase", and collectively as the "Premises".

2.3Project:	The Building is the principal component of an office project known as "360 Third Street," as further set forth in Section 1.1.2 of this Lease.
3.Lease Term (Article 2):
3.1Length of Term:	Approximately eleven (11) years and eight (8) months from the "Phase I Lease Commencement Date", as defined below.
3.2Lease Commencement Date:	Tenant's lease of each Phase shall commence separately as set forth below, each date, as applicable, is a "Lease Commencement Date".
3.2.1Phase I Lease Commencement Date:

The date (the "Phase I Lease Commencement Date") that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase I Premises and (ii) four (4) months following the date the Phase I Premises are delivered to Tenant (the "Phase I Delivery Date"), which Phase I Delivery Date is estimated to be concurrent with the parties' full execution and delivery of this Lease).

3.2.2Phase II Lease Commencement Date:

The date (the "Phase II Lease Commencement Date") that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase II Premises and (ii) four (4) months following the date the Phase II Premises are delivered to Tenant (the "Phase II Delivery Date"), which Phase II Delivery Date is estimated to be January 1, 2019 (subject to Section 1.3 of the Lease).

3.2.3Phase III Lease Commencement Date:

The date (the "Phase III Lease Commencement Date") that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase III Premises and (ii) four (4) months following the date the Phase III Premises are delivered to Tenant (the "Phase III Delivery Date"), which Phase III Delivery Date is estimated to be August 1, 2019 (subject to Section 1.3 of the Lease).

3.2.4Phase IV Lease Commencement Date:

The date (the "Phase IV Lease Commencement Date") that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase IV Premises and (ii) four (4) months following the date the Phase IV Premises are delivered to Tenant (the "Phase IV Delivery Date"), which Phase IV Delivery Date is estimated to be August 1, 2019 (subject to Section 1.3 of the Lease)).

3.2.5Phase V Lease Commencement Date:

The date (the "Phase V Lease Commencement Date") that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase V Premises and (ii) four (4) months following the date the Phase V Premises are delivered to Tenant (the "Phase V Delivery Date"), which Phase V Delivery Date is estimated to be April 1, 2019.

3.2.6Phase VI Lease Commencement Date:

The date (the "Phase VI Lease Commencement Date") that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase VI Premises and (ii) four (4) months following the date the Phase VI Premises are delivered to Tenant (the "Phase VI Delivery Date"), which Phase VI Delivery Date is estimated to be August 1, 2019 (subject to Section 1.3 of the Lease)).

3.2.7Phase VII Lease Commencement Date:

The date (the "Phase VII Lease Commencement Date") that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase VII Premises and (ii) three (3) months following the date the Phase VII Premises are delivered to Tenant (the "Phase VII Delivery Date"), which Phase VII Delivery Date is estimated to be November 1, 2019).

The Phase I Delivery Date, Phase II Delivery Date, Phase III Delivery Date, Phase IV Delivery Date, Phase V Delivery Date, Phase VI Delivery Date and Phase VII Delivery Date are each referred to herein as a "Delivery Date".

3.3Lease Expiration Date:	January 31, 2030.
3.4Option Term:	One (1) five (5)-year option to renew, as more particularly set forth in Section 2.2 of this Lease.
4.Base Rent (Article 3):

The  Base Rent schedule is set forth in Exhibit A-2 attached hereto.  It is based on the estimated Delivery Dates for each Phase of the Premises as set forth in Section 3.2 above in this Summary.  The Base Rent shall escalate as of the first (1st) day of the second "Lease Year" (as defined in Section 2.1 of this Lease) and as of the first (1st) day of each subsequent Lease Year during the Lease Term.  Following the determination of the actual Delivery Dates for each Phase of the Premises, and/or the dates Tenant first commences to conduct business in each Phase, the parties shall execute an amendment to this Lease reflecting the applicable Lease Commencement Date for each Phase and the Base Rent (as increased as of the applicable Lease Commencement Date) owed for each Phase.

5.Base Year (Article 4):

Calendar year 2020; provided, however, (i) electricity is separately submetered and directly paid by Tenant to Landlord in accordance with the terms and conditions of this Lease, and (ii) janitorial service shall be paid by Tenant directly to Tenant's janitorial provider in accordance with the terms and conditions of this Lease.

6.Tenant's Share (Article 4):

Tenant's Share with respect to each Phase of the Premises shall be the following approximate percentages:

With respect to the Phase I Premises: 0.3955%

With respect to the Phase II Premises: 8.1131%

With respect to the Phase III Premises: 6.1014%

With respect to the Phase IV Premises: 2.9148%

With respect to the Phase V Premises: 3.0844%

With respect to the Phase VI Premises: 3.2778%

With respect to the Phase VII Premises: 7.2654%

7.Permitted Use (Article 5):

Tenant shall use the Premises solely for general office, administrative and data center use and uses incidental thereto (the "Permitted Use"); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant's Permitted Use violate, (A) Landlord's "Rules and Regulations," as that term is set forth in Section 5.2 of this Lease, (B) all "Applicable Laws," as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the "CC&Rs," as that term is set forth in Section 5.3 of this Lease, and (D) first-class office standards in the market in which the Project is located.

8.Letter of Credit (Article 21):	$5,437,440.00, subject to the terms and conditions of Article 21 of this Lease.
9.Parking Passes (Article 28):	Fourteen (14) valet parking passes.
10.Address of Tenant (Section 29.18):	Nektar Therapeutics 455 Mission Bay Boulevard South, Suite 100 San Francisco, California 94158 Attention: General Counsel E-mail: Mark Wilson: MWilson@necktar.com with copies to:
Nektar Therapeutics 455 Mission Bay Boulevard South, Suite 100 San Francisco, California 94158 Attention: CFO E-mail: Gilbert M. Labrucherie Jr.: glabrucherie@nektar.com and

Nektar Therapeutics
455 Mission Bay Boulevard South, Suite 100
San Francisco, California  94158

Attention:  Vice President, Facilities Operations and Environmental, Health & Safety

Telephone Number:  (415) 482-5661
E-mail:  Robert Bacci: RBacci@nektar.com

11.Address of Landlord (Section 29.18):

Kilroy Realty Finance Partnership, L.P.
c/o Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California  90064
Attention:  Legal Department

with copies to:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200
Los Angeles, California  90064
Attention:  Mr. John Fucci

and

Kilroy Realty Corporation
100 First Street
Office of the Building, Suite 250
San Francisco, California 94107

Attention:  Rick Buziak, Senior Vice President

and

Kilroy Realty Corporation

100 First Street

Office of the Building, Suite 250

San Francisco, California 94105

Attention:  Executive Vice-President

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

and, for sustainability-related notices only:

Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Sara Neff,
Senior Vice President – Sustainability

12.Brokers (Section 29.24): Representing Tenant: Kidder Mathews 101 Mission Street, Suite 2100 San Francisco, California 94105	Representing Landlord: CBRE, Inc. 101 California Street, 44th Floor San Francisco, California 94111
13.Improvement Allowance (Section 2 of Exhibit B):	$50.00 per rentable square foot of the Premises for a total of $6,796,800.00.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, as set forth and defined in Section 2.2 of the Summary.  The outlines of each Phase of the Premises is set forth in Exhibit A attached hereto and the Premises and each respective Phase of the Premises has approximately the number of rentable square feet as set forth in Section 2.2 of the Summary.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by Tenant to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of each Phase of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below.  Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the "Work Letter"), Tenant shall accept the Premises in its existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter.

1.1.2The Building and the Project.  The Premises is a part of the building set forth in Section 2.1 of the Summary (the "Building").  The Building is the principal component of an office project known as "360 Third Street."  The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located.

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas").  The Common Areas shall consist of the "Project Common Areas" and the "Building Common Areas" (as both of those terms are defined below).  The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project designated as such by Landlord.  The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord.  The manner in which the Common Areas are maintained and operated shall be at Landlord's reasonable discretion, provided that Landlord shall maintain and operate the same in a manner consistent with the maintenance and operation of common areas in "Comparable Buildings," as defined in Section 4 of Exhibit H attached hereto and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the Permitted Use.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant's rights or access hereunder.  The Common Areas currently include the roof deck of the Building (the "Roof Deck"), which currently can be used on a non-exclusive basis by third parties (including Building tenants).  Notwithstanding the foregoing, Landlord reserves the right, in its sole discretion, to close, alter, add to, change the Roof Deck, and/or cease further use thereof by third parties (including Building tenants), at any time in the future.  Except when and where Tenant's right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the "Lease Term," as that term is defined in Section 2.1, below.

1.2Stipulation of Rentable Square Feet of Premises and Building.  For purposes of this Lease, "rentable square feet" of the Premises shall be deemed as set forth in Section 2.2 of the Summary, and the rentable square feet of the Building shall be deemed as set forth in Section 2.1 of the Summary.  For purposes of this Lease, such rentable square feet were calculated pursuant to BOMA 2017 for Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1-2017), and its accompanying guidelines.

1.3Delay in Delivery.  Landlord and Tenant hereby acknowledge and agree that, except for the Phase I Premises, the Premises is currently occupied by other tenants (the "Existing Tenants").  Landlord anticipates that each of the Existing Tenants will surrender, vacate and deliver full possession of their respective Phases on or before the respective estimated Delivery Dates for such Phases, but in the event the Existing Tenants fail to do so, except as set forth in this Section 1.3 below, Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's inability or failure, for any reason, to deliver possession of any Phase to Tenant on any specific date, and such inability or failure shall not affect the validity of this Lease or the obligations of Tenant hereunder; provided, however, that following the scheduled expiration of any Existing Tenant's lease, if such Existing Tenant does not timely vacate its premises, Landlord shall use commercially reasonable efforts to pursue all available remedies at law and in equity, including filing an unlawful detainer action to regain possession of the subject Phase of the Premises.  The Base Rent abatement described in Sections 1.3.1 through 1.3.6 below are collectively, the "Late Delivery Credits".  Tenant's rights to the Late Delivery Credits, and Tenant's right to terminate Tenant's lease of the Phase III Premises, the Phase IV Premises and/or the Phase VI Premises as set forth in Section 1.3.7 below, shall be Tenant's sole and exclusive remedies at law or in equity for the failure of any particular Delivery Date to occur prior to or after any particular date.  Tenant shall immediately apply any accrued Late Delivery Credits against payments of Rent as they become due.  Landlord shall provide Tenant with notice of the then anticipated Delivery Date of the Phase II Premises no less than thirty (30) days' prior to such anticipated Delivery Date, and Landlord shall provide Tenant with notice of the then anticipated Delivery Dates for each of the other Phases of the Premises no less than sixty (60) days' prior to the respective anticipated Delivery Dates for each of such other Phases of the Premises.  The following chart is included for the convenience of the parties and shows the estimated Delivery Dates for each Phase of the Premises:

Phase	Suite	Rentable Square Footage	Estimated Delivery Date	Late Delivery Credit Date (Subject to Force Majeure)
Phase I Premises	Suite 104	1,726	Upon execution	N/A
Phase II Premises	Suite 700	35,402	January 1, 2019	March 1, 2019
Phase III Premises	Suite 600	26,624	August 1, 2019	September 1, 2019
Phase IV Premises	Suite 625	12,719	August 1, 2019	September 1, 2019
Phase V Premises	Suite 650A	13,459	April 1, 2019	May 1, 2019
Phase VI Premises	Suite 650B	14,303	August 1, 2019	September 1, 2019
Phase VII Premises	Suite 750	31,703	November 1, 2019	December 1, 2019

1.3.1Phase II Late Delivery Credit.  If the Phase II Delivery Date has not occurred by March 1, 2019 (the "Phase II Late Delivery Credit Date"), subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Phase II Premises for each day following the Phase II Late Delivery Credit Date until the date that is the earlier to occur of (i) the actual Phase II Delivery Date, or (ii) the day immediately preceding the third (3rd) monthly anniversary of the Phase II Late Delivery Credit Date (as such date may have been extended by virtue of Force Majeure).  The parties acknowledge that the Phase II Premises is currently leased to a third party tenant (the "Existing Phase II Tenant") whose lease (the "Existing Phase II Lease") is scheduled to expire on May 31, 2021.  The Existing Phase II Tenant has the right under the Existing Phase II Lease to terminate such lease before its scheduled expiration date, which election is in the sole discretion of the Existing Phase II Tenant.  Landlord is currently negotiating with the Existing Phase II Tenant for an early termination of the Existing Phase II Lease.  Landlord shall promptly notify Tenant if Landlord enters into a written agreement with the Existing Phase II Tenant for an early termination of the Existing Phase II Lease

(the “Phase II Notice”), the terms of which agreement shall be in each party's sole discretion.  Such Phase II Notice shall state the latest scheduled expiration date that has been agreed to by Landlord and the Existing Phase II Tenant for the early termination of the Existing Phase II Lease.  Landlord shall deliver the Phase II Premises to Tenant promptly following the expiration or earlier termination of the Existing Phase II Lease, and the vacation and surrender of the Phase II Premises by the Existing Phase II Tenant.  If either: (A) the Phase II Notice is not delivered to Tenant on or before August 1, 2018, (B) the Phase II Notice is delivered to Tenant on or before August 1, 2018 but it states that the latest scheduled expiration date of the Existing Phase II Lease will occur after March 31, 2019, or (C) the Phase II Delivery Date has not occurred by June 30, 2019, then in any such case, Landlord shall work with Tenant in an attempt to locate temporary premises for Tenant consisting of at least 30,000 rentable square feet that is then available for lease to a third party as a temporary alternative to the Phase II Premises.  Such temporary premises may be located in the Building or in another building owned by Landlord or an entity affiliated with Kilroy Realty Corporation (the "KRC Affiliate") in the City of San Francisco, provided that the decision whether to lease any such temporary premises and the terms thereof shall be in Tenant's and the applicable building owner's respective sole discretion (provided that the parties hereto intend that any such temporary premises shall be leased by Tenant until the Phase II Lease Commencement Date occurs), and Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's inability or failure, for any reason, to locate or lease temporary premises to Tenant (or for the inability or failure of any KRC Affiliate to locate or lease temporary premises to Tenant), and any such inability or failure to locate or lease temporary premises to Tenant shall not affect the validity of this Lease or the obligations of Tenant hereunder (including, without limitation, the obligation of Tenant to lease the Phase II Premises commencing as of the Phase II Lease Commencement Date).

1.3.2Phase III Late Delivery Credit.  If the Phase III Delivery Date has not occurred by September 1, 2019 (the "Phase III Late Delivery Credit Date"), subject to Section 1.3.7 below and extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Phase III Premises for each day following the Phase III Late Delivery Credit Date until the actual Phase III Delivery Date.

1.3.3Phase IV Late Delivery Credit.  If the Phase IV Delivery Date has not occurred by September 1, 2019 (the "Phase IV Late Delivery Credit Date"), subject to Section 1.3.7 below and extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Phase IV Premises for each day following the Phase IV Late Delivery Credit Date until the actual Phase IV Delivery Date.

1.3.4Phase V Late Delivery Credit.  If the Phase V Delivery Date has not occurred by May 1, 2019 (the "Phase V Late Delivery Credit Date"), subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Phase V Premises for each day following the Phase V Late Delivery Credit Date until the actual Phase V Delivery Date.

1.3.5Phase VI Late Delivery Credit.  If the Phase VI Delivery Date has not occurred by September 1, 2019 (the "Phase VI Late Delivery Credit Date"), subject to Section 1.3.7 below and extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Phase VI Premises for each day following the Phase VI Late Delivery Credit Date until the actual Phase VI Delivery Date.

1.3.6Phase VII Late Delivery Credit.  If the Phase VII Delivery Date has not occurred by December 1, 2019 (the "Phase VII Late Delivery Credit Date"), subject to extension by virtue of Force Majeure, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Phase VII Premises for each day following the Phase VII Late Delivery Credit Date until the actual Phase VII Delivery Date.

1.3.7Existing Tenant in Sixth Floor Space.  The parties acknowledge that an Existing Tenant (the "Sixth Floor Existing Tenant") currently leases (the "Sixth Floor Lease") the Phase III Premises, the Phase IV Premises and the Phase VI Premises (collectively, the "Sixth Floor Space"), and that such Sixth Floor Existing Tenant may have the right under the existing terms of the Sixth Floor Lease to elect, in its sole discretion, to extend the term of the Sixth Floor Lease (the "Existing Sixth Floor Renewal Right") past the Delivery Dates and the Late Delivery Credit Dates for the Sixth Floor Space.  Landlord believes it is unlikely that the Sixth Floor Existing Tenant will have the right under the existing terms of the Sixth Floor Lease to exercise the Existing Sixth Floor Renewal Right because the Sixth Floor Existing Tenant currently subleases portions of the Sixth Floor Space to third-party sublessees, and to Landlord's knowledge such subleases are not scheduled to expire until after the deadline under the Sixth Floor Lease for the Sixth Floor Existing Tenant to exercise the Existing Sixth Floor Renewal Right.  However, if the Sixth Floor Existing Tenant satisfies the occupancy requirement in the Sixth Floor Lease for its exercise of the Existing Sixth Floor Renewal Right, and elects to exercise such Existing Sixth Floor Renewal Right, on or prior to October 31, 2018, then the Delivery Dates for the Sixth Floor Space will not occur until after the expiration or earlier termination of the Sixth Floor Lease (as so extended).  Landlord shall provide Tenant with prompt written notice if the Sixth Floor Existing Tenant fails to timely exercise the Existing Sixth Floor Renewal Right.  If the Sixth Floor Existing Tenant validly exercises the Existing Sixth Floor Renewal Right, then (i) Landlord shall give Tenant written notice (the "Sixth Floor Renewal Notice") within five (5) days of Landlord's receipt of such election by the Sixth Floor Existing Tenant, and (ii) notwithstanding any contrary provision of this Lease, Tenant shall have no right to any Late Delivery Credits for the Phase III Premises, the Phase IV Premises, or the Phase VI Premises (i.e., Sections 1.3.2, 1.3.3, and 1.3.5 above shall be void and of no further force or effect).  Within thirty (30) days following Tenant's receipt of the Sixth Floor Renewal Notice, either party hereto shall have the right to terminate Tenant's lease of the Phase III Premises, the Phase IV Premises, and/or the Phase VI Premises by written notice to the non-terminating party, in which event (A) the terminated Phase(s) within the Sixth Floor Space will no longer be part of the Premises, (B) the Premises will be automatically reduced by the rentable square footage of such terminated Phase(s), and only the following amounts, percentages and figures appearing or referred to in this Lease shall be modified (i.e., proportionately reduced) based upon the rentable square footage of the terminated Phase(s):  (i) the amounts of "Base Rent" (as that term is defined in Section 3.1 below), (ii) "Tenant's Share" (as that term is defined in Section 4.2.7 below), (iii) the amount of the "L-C" (as that term is defined in Section 21.1 below), and (iv) the "Improvement Allowance" (as that term is defined in Section 2.1 of the Work Letter), and (C) the parties shall have no further obligations under this Lease with respect to such terminated Phase(s).  The parties shall promptly execute an amendment to this Lease to memorialize the foregoing changes to this Lease.

With respect to any Phases within the Sixth Floor Space that are or are not terminated pursuant to this Section 1.3.7, Landlord shall work with Tenant in an attempt to locate temporary premises for Tenant that are then available for lease to a third party as a temporary alternative to the non-terminated Phases within the Sixth Floor Space.  Such temporary premises may be located in the Building or in another building owned by Landlord or a KRC Affiliate in the City of San Francisco, provided that the decision whether to lease any such temporary premises and the terms thereof shall be in Tenant's and the applicable building owner's respective sole discretion (provided that the parties hereto intend that any such temporary premises shall be leased by Tenant until each of the applicable Lease Commencement Dates occur with respect to the non-terminated Phases within the Sixth Floor Space, and with respect to the terminated Phases within the Sixth Floor Space, such temporary premises shall be leased by Tenant for the lease term agreed to by Tenant and the applicable landlord in their respective sole discretion), and Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's inability or failure, for any reason, to locate or lease temporary premises to Tenant (or for the inability or failure of any KRC Affiliate to locate or lease temporary premises to Tenant), and any such inability or failure to locate or lease temporary premises to Tenant shall not affect the validity of this Lease or the obligations of Tenant hereunder (including, without limitation, the obligation of Tenant to lease the non-terminated Phases within the Sixth Floor Space commencing as of the applicable Lease Commencement Dates with respect to such Phases).

The Phase I Late Delivery Credit Date, Phase II Late Delivery Credit Date, Phase III Late Delivery Credit Date, Phase IV Late Delivery Credit Date, Phase V Late Delivery Credit Date, Phase VI Late Delivery Credit Date and Phase VII Late Delivery Credit Date are each referred to herein as a "Late Delivery Credit Date".  Notwithstanding anything to the contrary set forth in this Section 1.3, Landlord shall not be able to extend any single Late Delivery Credit Date by more than ninety (90) days of "Force Majeure," as that term is defined in Section 29.16 below.

1.4Right of First Offer.  Landlord hereby grants to the Original Tenant and its "Permitted Transferee Assignee," as that term is defined in Section 14.8 below, a one-time right of first offer (the "Right of First Offer") with respect to each of the following suites on the fourth (4th) floor of the Building (each, a "First Offer Space"): (i) Suite 400, containing 20,597 rentable square feet, (ii) Suite 425, containing 15,466 rentable square feet, (iii) Suite 450, containing 20,488 rentable square feet, and (iv) Suite 475, containing 10,411 rentable square feet, on the terms and conditions set forth in this Section 1.4.  The outline of each First Offer Space is more particularly shown on Exhibit A-1 attached hereto.  Notwithstanding the foregoing, and subject to the TCCs of Section 1.4.7 below, such Right of First Offer shall commence only following the expiration or earlier termination of the existing leases of each First Offer Space (the "Superior Leases") (including renewals of any such leases where such renewal is currently set forth in such lease regardless of whether such renewals are consummated pursuant to a lease amendment or a new lease or whether such renewals are executed strictly in accordance with their respective terms as such terms exist as of the date of this Lease).  Such Right of First Offer shall be subordinate to all existing expansion rights set forth in such Superior Leases, which rights relate to the First Offer Space, including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such existing rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the "Superior Rights").  Notwithstanding any contrary provision in the lease of any Superior Right Holder, such rights of any Superior Right Holder shall continue to be Superior Rights in the event that such Superior Right Holder's lease is renewed or otherwise modified (to the extent such renewal is currently set forth in such lease, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease or whether such renewal is executed strictly in accordance with its terms).  All such tenants of Superior Leases, are collectively referred to as the "Superior Right Holders".  Tenant's Right of First Offer shall be on the TCCs set forth in this Section 1.4.

1.4.1Procedure for Offer.  Subject to the TCCs of this Section 1.4, Landlord shall notify Tenant (the "First Offer Notice") from time to time when any First Offer Space or any portion thereof becomes available for lease to third parties, provided that any Superior Right Holder does not wish to lease such space.  Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space.  The First Offer Notice shall describe:  (A) the space so offered to Tenant, (B) the approximate date on which the First Offer Space will be available for occupancy by Tenant and the proposed First Offer Commencement Date, and (C) the Base Rent and the other "Economic Terms" (as that term is defined herein below) upon which Landlord is willing to lease such First Offer Space to Tenant.  As used in this Section 1.4, "Economic Terms" shall refer to:  (i) the rental rate (including additional rent and considering any "base year" or "expense stop" applicable thereto); (ii) the amount of any improvement allowance or the value of any work to be performed by Landlord in connection with the lease of such First Offer Space (which amount is a deduction from the cost to Tenant or such other party); and (iii) the amount of free rent (which amount is a deduction from the cost to Tenant or such other party).

1.4.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant's Right of First Offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall have the right to deliver notice to Landlord ("Tenant's First Offer Exercise Notice") of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice.  Concurrently with Tenant's exercise of its Right of First Offer, Tenant shall provide Tenant's most recent Audited Financial Statement (as that term is defined in Section 17.2 below) and any previous Audited Financial Statements (prepared by Tenant and not already in Landlord's possession or otherwise reviewed by Landlord) pertaining to the period starting with the Lease Commencement Date and continuing through the date of Landlord's delivery of the First Offer Notice, unless Tenant is otherwise not required to provide Audited Financial Statements pursuant to Section 17.2 below.  If Tenant does not deliver Tenant's First Offer Exercise Notice and all required accompanying documentation (if any) within the ten (10) business day period, then Landlord shall be free to enter into a lease ("Third Party Lease") for the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, if during the 180-day period following the initial delivery of the First Offer Notice to Tenant, the Economic Terms that Landlord is prepared to accept under a Third Party Lease are greater than five percent (5%) more favorable to the tenant than the Economic Terms offered by Landlord to Tenant (as determined using a "Net Equivalent Lease Rate", as defined in Exhibit H attached hereto), then Landlord shall first make an offer of such more favorable Economic Terms (as such Economic Terms are determined using a Net Equivalent Lease Rate and adjusted to account for the difference, if any, in the lease term offered to Tenant and the lease term offered to such third party) (the "New Offer Terms") to Tenant by written notice (the "Additional Notice") setting forth the New Offer Terms, and Tenant shall have seven (7) business days from Tenant's receipt of the Additional Notice to accept the New Offer Terms set forth in the Additional Notice (which procedure shall be repeated until Landlord enters into a lease or lease amendment with respect to such First Offer Space which does not require Landlord to deliver another Additional Notice to Tenant pursuant to the terms of this paragraph or Tenant exercises such Right of First Offer, as applicable).  If Landlord does not lease the First Offer Space within the foregoing one hundred eighty (180) day period, then Landlord shall again be required to provide Tenant with a First Offer Notice prior entering into a Third Party Lease.

1.4.3Tenant's Financial Condition.  Following receipt of Tenant's First Offer Exercise Notice, Landlord shall determine the amount by which the L-C shall increase based on the financial condition of Tenant as evidenced in the provided Audited Financial Statements, or otherwise determined by Landlord pursuant to Section 17.2 below ("Tenant's Financial Condition").  Concurrently with Tenant's execution of the amendment contemplated in Section 1.4.6 below, Tenant shall increase and deliver to Landlord the L-C applicable to the First Offer Space, and Tenant's failure to timely deliver such increased L-C shall constitute an event of default under this Lease.

1.4.4First Offer Term; Parking for First Offer Space.  Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space (the "First Offer Term") shall commence upon the date set forth in the First Offer Notice (the "First Offer Commencement Date") and shall terminate on the date set forth in the First Offer Notice.  In connection with the First Offer Space, Tenant shall be entitled to rent valet parking passes at the ratio of one (1) parking pass per each 10,000 rentable square feet of the First Offer Space, subject to the terms of Article 28 below, commencing on the First Offer Commencement Date.

1.4.5Construction in First Offer Space.  Tenant shall take the First Offer Space in its "as is" condition, subject to Landlord's obligation to perform any "Code Work" (as that term is defined in Section 1.2 of the Work Letter) for the First Offer Space, provided that Landlord shall not be obligated to perform any Code Work with respect to the restrooms on the fourth (4th) floor of the Building.  The last sentence of Section 1.1 of the Work Letter shall also apply to the First Offer Space.  Tenant's construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.  Landlord shall deliver the First Offer Space with the "Building Systems" (as that term is defined in Article 7 below) serving the First Offer Space in good operating condition and repair and any failure of such Building Systems to be in such condition on delivery shall not be a default under this Lease, but shall be promptly remedied by Landlord at Landlord's sole cost and expense.  Any improvement allowance to which Tenant may be entitled shall be as set forth in the First Offer Notice.

1.4.6Amendment to Lease.  If Tenant timely exercises its Right of First Offer as set forth herein, then Landlord and Tenant shall, within thirty (30) days thereafter, execute an amendment to this Lease for such First Offer Space upon the TCCs as set forth in the First Offer Notice and this Section 1.4.  Notwithstanding the foregoing, the failure of Landlord and Tenant to execute and deliver such First Offer Space amendment shall not affect an otherwise valid exercise of Tenant's first offer rights or the parties' rights and responsibilities in respect thereof.

1.4.7Termination of Right of First Offer.  The Right of First Offer shall be personal to the Original Tenant and its Permitted Transferee Assignee, and may only be exercised by the Original Tenant and its Permitted Transferee Assignee (and not any other assignee, sublessee or transferee of Tenant's interest in this Lease) if Tenant is not then in default under this Lease beyond any applicable notice and cure periods.  The Right of First Offer granted herein shall terminate upon (i) Tenant's failure to timely exercise its Right of First Offer with respect to such particular First Offer Space, subject to Landlord's obligation to re-offer the First Offer Space to Tenant pursuant to Section 1.4.2 above, (ii) Tenant's monetary default under this Lease (beyond the applicable notice and cure periods) more than once during the Lease Term, (iii) the date of Tenant's Transfer (as defined in Section 14.1 below) of more than twenty-five percent (25%), in the aggregate, of the Premises other than to a Permitted Transferee Assignee, (iv) the date that Tenant (or its Permitted Transferee Assignee, as the case may be) vacates more than twenty-five percent (25%), in the aggregate, of the Premises for more than thirty (30) consecutive days, other than as a result of Alterations performed pursuant to Article 8 below or relating to a Casualty pursuant to Article 11 below, and (v) the date when less than fifteen (15) months remain in the Lease Term.  For purposes of this Section 1.4.7, “vacate” shall not include Tenant’s not occupying any portion of the Premises because Tenant is in the process of designing or constructing "Improvements" (as that term is defined in Section 2.1 of the Work Letter) in such portion of the Premises, even if Tenant had previously occupied such increment of the Premises.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1Initial Lease Term.  The TCCs and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the Phase I Lease Commencement Date set forth in Section 3.2 of the Summary, with each subsequent Lease Commencement Date for its respective Phase of the Premises commencing on the applicable dates set forth in Section 3.2 of the Summary, and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided.  The term "Lease Commencement Date" when used in this Lease shall mean the Phase I Lease Commencement Date unless specified to the contrary.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Phase I Lease Commencement Date and end on the last day of the twelfth (12th) full calendar month following the first Lease Commencement Date that occurs immediately following the Phase I Lease Commencement Date, provided that if the first Lease Commencement Date that occurs immediately following the Phase I Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall instead end on the day immediately preceding the first anniversary of such first Lease Commencement Date that occurs immediately following the Phase I Lease Commencement Date, and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date.  Promptly following Landlord's delivery of each Phase of the Premises to Tenant, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.2Option Term(s).

2.2.1Option Right.  Landlord hereby grants the tenant originally named herein (the "Original Tenant") and its Permitted Transferee Assignee one (1) option to extend the Lease Term for the entire Premises by a period of five (5) years (the "Option Term").  Such option shall be exercisable only by "Notice" (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) Tenant is not then in monetary default under this Lease, (ii) Tenant has not been in monetary default under this Lease (beyond the applicable notice and cure periods) more than once during the Lease Term, (iii) Tenant has not previously assigned the Lease (other than to its Permitted Transferee Assignee), and (iv) more than twenty-five percent (25%), in the aggregate, of the Premises has not been either (a) subleased or otherwise transferred by Tenant during the immediately preceding 12-month period to other than its Permitted Transferee (as that term is defined in Section 14.8 below), and/or (b) during the immediately preceding 12-month period, vacated for more than thirty (30) consecutive days by Tenant other than as a result of Alterations performed pursuant to Article 8 below or a Casualty pursuant to Article 11 below, then the Lease Term.  Upon the proper exercise of such option to extend, and provided that, at Landlord's election, as of the end of the Lease Term, (A) Tenant is not then in monetary default under this Lease, (B) Tenant has not been in monetary default under this Lease (beyond the applicable notice and cure periods) more than once during the Lease Term, (C) Tenant has not previously assigned the Lease (other than to its Permitted Transferee Assignee), and (D) more than twenty-five percent (25%), in the aggregate, of the Premises has not been either (a) subleased or otherwise transferred by Tenant during the immediately preceding 12-month period to other than its Permitted Transferee (as that term is defined in Section 14.8 below), and/or (b) during the immediately preceding 12-month period, vacated for more than thirty (30) consecutive days by Tenant (or its Permitted Transferee Assignee, as the case may be) other than as a result of Alterations performed pursuant to Article 8 below or a Casualty pursuant to Article 11 below, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years.  The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or transferee of the Original Tenant's interest in this Lease) if Original Tenant or its Permitted Transferee Assignee is in occupancy of at least 75% of the entire then-existing Premises.

2.2.2Option Rent.  The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in, and determined pursuant to, Exhibit H attached hereto.

2.2.3Exercise of Option.  The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2.  Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option.  Landlord shall deliver notice (the "Landlord Response Notice") to Tenant on or before the date which is thirty (30) days after Landlord's receipt of the Exercise Notice setting forth Landlord's calculation of the Market Rent (the "Landlord's Option Rent Calculation").  Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord's Option Rent Calculation.  If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord's Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.

2.2.4Determination of Market Rent.  In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Landlord's Option Rent Calculation pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  The "Base Year," as that term is defined in Section 4.2.1, below, for the Option Term shall mean calendar year 2030.  If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is one hundred twenty (120) days prior to the expiration of the initial Lease Term (the "Outside Agreement Date"), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4.  Each party shall make a separate determination of the Market Rent, within ten (10) business days following the Outside Agreement Date.  If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rent shall be the average of the two.  If the higher of such estimates is more than one hundred five percent (105%) of the lower, then such determinations shall be submitted to arbitration in accordance with Section 2.2.4.1 through Section 2.2.4.4, below.

2.2.4.1Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker, or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first class office properties in the vicinity of the Building.  The determination of the arbitrators shall be limited solely to the issue area of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease.  Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable).  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.4.2The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.

2.2.4.3Within ten (10) business days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:

2.2.4.3.1Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Option Rent (the "Briefs");

2.2.4.3.5That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other  party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;

2.2.4.3.6That within five (5) business days following the parties' receipt of each other's First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;

2.2.4.3.7The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");

2.2.4.3.12Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statement");

2.2.4.3.13Following Landlord's Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord ("Tenant's Rebuttal Statement");

2.2.4.3.14Following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.2.4.3.15That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Market Rent;

2.2.4.3.16That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.17That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

2.2.4.3.18If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.4.4In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Rent in effect at the end of the initial Lease Term.  Upon the determination of the Option Rent for the Option Term pursuant to this Section 2.2.4, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment or credit to the other party.

ARTICLE 3

BASE RENT

3.1In General.  Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency or wire transfer which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") based on the phased Lease Commencement Dates as set forth in Section 4 of the Summary, payable in equal monthly installments in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, subject to the applicable Base Rent abatements set forth in Section 3.2 below and any specific offset rights set forth in this Lease.  Tenant shall be permitted to pay all amounts due hereunder by electronic funds transfer, and Landlord shall cooperate with Tenant, if necessary to establish that manner of payment by Tenant.  In accordance with Section 4 of the Summary and Exhibit A-2 attached hereto, any increases in Base Rent shall occur on the first day of the second Lease Year and the first day of each subsequent Lease Year.  The parties acknowledge, however, that Tenant shall pay Base Rent for each "calendar month" of the Lease Term (or a prorated portion of a "calendar month", as applicable).  If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent.  All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2Base Rent Abatement.  Provided that Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), and subject to the terms of this Section 3.2 and in addition to any Late Delivery Credits Tenant may be entitled to pursuant to Section 1.3 above:

3.2.1during the first three (3) months immediately following the Phase I Lease Commencement Date (the "Phase I Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase I Premises during such Phase I Base Rent Abatement Period (the "Phase I Base Rent Abatement");

3.2.2during the first seven (7) months immediately following the Phase II Lease Commencement Date (the "Phase II Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase II Premises during such Phase II Base Rent Abatement Period (the "Phase II Base Rent Abatement");

3.2.3during the first two (2) months immediately following the Phase III Lease Commencement Date (the "Phase III Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase III Premises during such Phase III Base Rent Abatement Period (the "Phase III Base Rent Abatement");

3.2.4during the first two (2) months immediately following the Phase IV Lease Commencement Date (the "Phase IV Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase IV Premises during such Phase IV Base Rent Abatement Period (the "Phase IV Base Rent Abatement");

3.2.5during the first three (3) months immediately following the Phase V Lease Commencement Date (the "Phase V Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase V Premises during such Phase V Base Rent Abatement Period (the "Phase V Base Rent Abatement"); and

3.2.6during the first two (2) months immediately following the Phase VI Lease Commencement Date (the "Phase VI Base Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase VI Premises during such Phase VI Base Rent Abatement Period (the "Phase VI Base Rent Abatement").

The Phase I Base Rent Abatement Period, the Phase II Base Rent Abatement Period, the Phase III Base Rent Abatement Period, the Phase IV Base Rent Abatement Period, the Phase V Base Rent Abatement Period and the Phase VI Base Rent Abatement Period are collectively referred to herein as the "Base Rent Abatement Periods".  The Phase I Base Rent Abatement, the Phase II Base Rent Abatement, the Phase III Base Rent Abatement, the Phase IV Base Rent Abatement, the Phase V Base Rent Abatement and the Phase VI Base Rent Abatement are collectively referred to herein as the "Base Rent Abatement".  Tenant is not entitled to any Base Rent Abatement in connection with the Phase VII Premises.  The foregoing Base Rent Abatement rights set forth in this Section 3.2 shall be personal to the Original Tenant and its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or transferee of the Original Tenant's interest in this Lease) is the Tenant under this Lease during such Base Rent Abatement Periods.

3.3Effect of Default on Base Rent Abatement.  Tenant acknowledges and agrees that during such Base Rent Abatement Periods, such abatement of Base Rent for the respective Phases of the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement.  Additionally, Tenant shall be obligated to pay all "Additional Rent" (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Periods.  Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease.  If Tenant shall be in default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease is terminated for any reason other than Landlord's breach of this Lease, casualty, or condemnation, then the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the applicable Phase(s) of the Premises in full.  If Tenant has not been in default under this Lease past any applicable notice and cure period, if any, permitted for cure pursuant to this Lease, and if this Lease has not been terminated, then following the expiration of a subject Base Rent Abatement Period, the provisions of this Section 3.3 shall be of no further force or effect with respect to the subject Base Rent Abatement amount.  By way of example, if Tenant is in default under this Lease and fails to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease is terminated for any reason other than Landlord's breach of this Lease, casualty, or condemnation and such events occur following the lapse of the Base Rent Abatement Periods for Phases I, II and III, then the dollar amount of the unapplied portion of the Base Rent Abatement shall not include the Base Rent Abatement amounts with respect to Phases I, II and III, and only the Base Rent Abatement amounts for Phases IV, V and VI shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, and Tenant shall immediately be obligated to begin paying Base Rent for Phases IV, V and VI of the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1In General.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.7 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the Base Year; provided, however, that in no event shall any decrease in Direct Expenses for any "Expense Year" (as that term is defined in Section 4.2.3, below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant's Share of any "Estimated Excess," as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable in January 2021.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1"Base Year" shall mean the period set forth in Section 5 of the Summary.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change but shall not result in any net material increased obligation with respect to Tenant's liability for Direct Expenses.

4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities (but excluding the cost of electricity consumed in the Premises and the premises of other tenants of the Building and any other buildings in the Project (as opposed to the Common Areas) since Tenant is separately paying for the cost of electricity services to the Premises pursuant to Section 6.1.2 of the Lease), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith, and to the extent such cost constitutes a capital expenditure, such cost shall be governed by item (xiii) below; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project, as well as costs incurred in connection with the provision of any shuttle service serving the Project for the purpose of facilitating access to public transportation; (vi) subject to the "Management Fee Cap," as that term is defined in Section 4.2.5.1.18 below, fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of "Senior Asset Manager") engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project, and to the extent such cost constitutes a capital expenditure, such cost shall be governed by item (xiii) below; (xi) the cost of janitorial services (but excluding the cost of janitorial services in the Premises and the premises of other tenants of the Building and any other buildings in the Project (as opposed to the Common Areas) since Tenant is separately paying for the cost of janitorial services in the Premises pursuant to Section 6.1.5 of the Lease), alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing, and to the extent such cost constitutes a capital expenditure, such cost shall be governed by item (xiii) below; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the "Interest Rate," as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof to the extent of reasonably anticipated cost savings, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, or (E) which are required in order for the Project, or any portion thereof, to obtain or maintain a certification under the U.S. Green Building Council's Leadership in Energy and Environmental Design ("LEED"), or other applicable certification agency in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, or with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.6, below; (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project and (xvi) costs of any additional services not provided to the  Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project.

4.2.5Exclusions from Operating Expenses.  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include, and thus Tenant shall have no obligation to pay any of the following costs in excess of the caps stated hereinbelow:

4.2.5.1.1costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

4.2.5.1.2costs of capital repairs, capital alterations (including, without limitation, capital repairs and capital alterations in connection with damage caused by earthquake or other casualty), and capital improvements and equipment, except as set forth in Section 4.2.4, items (xi), (xii), (xiii), and (xiv) above,

4.2.5.1.3except as set forth in Section 4.2.4, items (xi), (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

4.2.5.1.4costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

4.2.5.1.5any bad debt loss, rent loss, or reserves for bad debts or rent loss;

4.2.5.1.6costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;

4.2.5.1.7the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

4.2.5.1.8amount paid as ground rental for the Project by the Landlord;

4.2.5.1.9overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

4.2.5.1.10any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

4.2.5.1.11rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

4.2.5.1.12all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

4.2.5.1.13costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

4.2.5.1.14any costs expressly excluded from Operating Expenses elsewhere in this Lease;

4.2.5.1.15rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the "Comparable Buildings," as that term is defined in Section 4 of Exhibit H to this Lease, with adjustment where appropriate for the size of the applicable project;

4.2.5.1.16costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

4.2.5.1.17costs incurred to comply with laws relating to the removal of "Hazardous Materials" (as that term is defined in Section 29.33.1 below) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority; and costs incurred to remove, remedy, contain, or treat Hazardous Material, which Hazardous Material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority;

4.2.5.1.18fees payable by Landlord for management of the Project in excess of three percent (3%) (the "Management Fee Cap") of Landlord's Gross Rental Revenues (as defined below), adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities not paid for directly by Tenant or any other tenant(s) for their respective premises in the Project for any calendar year or portion thereof, provided that utility costs payable by Tenant or other Project tenants for the Common Areas shall not be excluded) ("Gross Rental Revenues" shall mean the aggregate of (A) the annual base rentals for all tenants, and (B) other income from the use or occupancy of the Project; further, if Landlord agrees to permit any tenant to "buyout" its lease obligation in exchange for either a lump sum or some other accelerated payment to Landlord, for purposes of calculating Gross Rental Revenues, any such payment shall be amortized proportionately over the number of years which the terminated lease would otherwise have continued, with such amortization commencing on the date immediately following the date such lease was terminated);

4.2.5.1.19costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and

4.2.5.1.20amounts incurred as a result of damage caused by earthquakes or floods, to the extent (i) in excess of $1.25 per rentable square foot of the Project in any year, (ii) not includable in Operating Expenses as a permitted capital expenditure, and (iii) not required by Applicable Laws.  If Landlord elects to "expense" (as opposed to amortize) such amounts, then Landlord shall be permitted to pass through such amounts only in the year in which such amounts are expensed by Landlord.

Landlord shall, upon written request from Tenant, promptly notify Tenant of the insurance deductible amounts (as the same may be adjusted from time to time) with respect to the Project.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  If the Project is not fully occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.  Operating Expenses for the Base Year shall not include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs.  In no event shall each of the components of Direct Expenses for any Expense Year related to utility costs, Tax Expenses, Project services costs or Project insurance costs be less than each of the corresponding components of Direct Expenses related to such utility costs, Tax Expenses, Project services costs and Project insurance costs in the Base Year.  Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building  in an amount in excess of what Landlord incurs for the items included in Operating Expenses.  If Landlord does not carry earthquake, terrorism or any other type of insurance for the Building during the Base Year but carries such type of insurance for the Building during any subsequent Expense Year, then, for purposes of determining the Operating Expense for such Expense Year, insurance expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord would have incurred for such type of insurance during the Base Year if Landlord had maintained such type of insurance for the same period of time during the Base Year as such insurance is maintained by Landlord during such Expense Year.

4.2.6Taxes.

4.2.6.1"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking facility are located).

4.2.6.2Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.6.3Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid.  Except as set forth in Section 4.2.6.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days of written demand accompanied by reasonably detailed documentation in connection therewith Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease.  Notwithstanding anything to the contrary contained in this Section 4.2.6 (except as set forth in Section 4.2.6.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.  Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an event of default by Tenant under this Lease.  Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.6.4Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord.  Landlord and Tenant acknowledge that this Section 4.2.6.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.6.1 through 4.2.6.3.

4.2.7"Tenant's Share" shall mean the applicable percentages with respect to each Phase as set forth in Section 6 of the Summary.

4.3Cost Pools.  Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion.  Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project.  The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner in accordance with sound real estate management and accounting practices, consistently applied.

4.4Calculation and Payment of Additional Rent.  If for any Expense Year ending or commencing within the Lease Term following the Base Year, the then-applicable Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the then-applicable Tenant's Share of the excess (the "Excess").

4.4.1Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of the Excess.  Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated

Excess," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease.  Subject to the last sentence of this Section 4.4.1, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check or send such funds by wire transfer payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.  Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the expiration of the applicable Expense Year, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the expiration of any Expense Year which are attributable to such Expense Year.  If there are costs subsequently billed to Tenant as set forth above, then Landlord shall provide Tenant with an amended Statement with respect to such subsequently billed costs, and Tenant's audit rights as set forth in Section 4.6 below shall apply (but only with respect to such particular subsequently billed costs) following Tenant's receipt of such amended Statement.

4.4.2Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time but not more than twice during any particular Expense Year), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.  Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within thirty (30) days of written demand accompanied by reasonably detailed documentation in connection therewith repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation in excess of One Hundred Twenty-Five and 00/100 Dollars ($125.00) per rentable square foot, then the Tax Expenses levied against Landlord or the property by reason of such assessed valuation with respect to the improvements in the Premises being in excess of One Hundred Twenty-Five and 00/100 Dollars ($125.00) per rentable square foot shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6Landlord's Records.  Upon Tenant's written request given not more than one hundred twenty (120) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Excess set forth in the Statement as Tenant may reasonably request.  Landlord shall provide said documentation pertaining to the relevant Excess to Tenant within sixty (60) days after Tenant's one-time written request therefor.  Within one hundred eighty (180) days after the later of (x) Tenant's receipt of a Statement for a particular Expense Year and (y) Tenant's receipt of the documentation pursuant to the immediately preceding sentence following Tenant's one-time request therefor (the "Audit Period"), if Tenant disputes the amount of the Excess set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit), and (D) shall not currently be providing or within the past three (3) years have provided accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of Landlord's expense records with respect to the Building and/or the Project).  If such accountant has a question about whether a particular tenant occupies the Building and/or the Project in connection with the limitation contained in the foregoing item (y)(D), then at Tenant's request Landlord shall reasonably cooperate, at no cost to Landlord, to confirm whether the particular tenant has leased space in the Building and/or the Project during the applicable time period.  Such accountant shall be designated and paid for by Tenant.  Such accountant may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Excess set forth in the Statement at Landlord's corporate offices located in San Francisco, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit; provided that Tenant may redact such provisions of the audit agreement which are not reasonably required for Landlord to confirm that the engagement of the certified public accountant is on a non-contingency fee basis.  In connection with such audit, Tenant and Tenant's certified public accounting firm must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit.  Landlord currently does not have rules and procedures regarding tenant audits.  Any audit report prepared by Tenant's certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period.  Tenant's failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement.  If after such audit, Tenant still disputes such Excess, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that the Direct

Expenses in the subject Expense Year were overstated by more than six percent (6%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

If after receiving the results of its audit, Landlord still disputes the results of Tenant's audit or Tenant disputes the results of the Landlord's Accountant's audit, then Landlord and Tenant shall work in good faith to resolve such dispute within thirty (30) days following Landlord's delivery of the results of Landlord's audit to Tenant (the "Resolution Period").  Any dispute arising under this Section 4.6 which is not resolved during the Resolution Period shall be determined by arbitration in accordance with the Comprehensive Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services ("JAMS"), as amended from time to time.  Notwithstanding any JAMS rules to the contrary, the arbitration shall be conducted by a single arbitrator, who shall by profession be a certified public accountant who shall have been active over the ten (10) year period ending on the date of such appointment with accounting and auditing experience with respect to first class institutionally owned office properties in the city of San Francisco.  The arbitrator shall not have the power, jurisdiction or authority to commit errors of law.  The arbitrator's decision will be final and binding, will not be subject to appeal, and may be entered as a final judgment in any court of competent jurisdiction; provided, however, that the decision may be vacated or corrected pursuant to California Code of Civil Procedure Sections 1286.2 or 1286.6, including on the grounds that the arbitrator exceeded his or her authority by committing an error of law.  All such arbitration proceedings shall be confidential, and neither the parties nor the arbitrator may disclose the content or results of any arbitration pursuant to this Section 4.6 without the written consent of all parties to the dispute, except as necessary to confirm, vacate or enforce the arbitrator's award.  The cost of any arbitration pursuant to this Section 4.6 shall be paid by Landlord and Tenant equally, except that the arbitrator may award costs, including without limitation, attorneys' and experts' fees, as determined by the arbitrator in the arbitrator's discretion.

ARTICLE 5

USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.

5.2Prohibited Uses.  The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations.  Tenant shall not allow occupancy density for the Premises in violation of Applicable Laws, provided that Landlord makes no representation that the "HVAC," as that term is defined in Section 6.1 below, has the capacity to accommodate an occupancy density greater than six (6) persons per each one thousand (1,000) rentable square feet of the Premises, and in the event that the occupancy density of the Premises will be greater than six (6) persons per each one thousand (1,000) rentable square feet of the Premises (determined on a floor-by-floor basis), then the parties shall use commercially reasonable efforts to try to agree in advance on any necessary supplemental HVAC which may be required to accommodate such greater density (determined on a floor-by-floor basis), with any such supplemental HVAC to be installed by Tenant at Tenant's sole cost.  In addition, in the event that additional toilets or urinals are required by Applicable Laws for the restrooms located on any floor of the Premises to accommodate Tenant's occupancy density greater than six (6) persons per each one thousand (1,000) rentable square feet of the Premises then following delivery of written notice to Tenant of the necessity of same, such work shall be performed by Landlord at Tenant's sole cost, and any amounts payable by Tenant to Landlord hereunder shall be paid within thirty (30) days of billing when accompanied by reasonable supporting documentation with respect thereto.  Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time ("Rules and Regulations"), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant's business.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3CC&Rs.  Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project.  Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the "CC&Rs") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable.  So long as any such CC&Rs do not interfere with Tenant's rights under this Lease to more than a de minimus extent, Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs.  Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a "Recognition of Covenants, Conditions, and Restriction," in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

ARTICLE 6

SERVICES AND UTILITIES

6.1Standard Tenant Services.  Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises (based on an occupancy density equal to the lesser of Tenant's actual occupancy density or an occupancy density of six (6) persons per each 1,000 rentable square feet of the Premises) from 7:00 A.M. to 6:00 P.M. Monday through Friday, and from 8:00 A.M. to 2:00 P.M. on Saturday (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the "Holidays").

6.1.2Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord.  Landlord represents that there are submeters already installed in each Phase on the sixth (6th) floor and the seventh (7th) floor of the Building to measure all of the electrical usage in the Premises.  Tenant shall pay for the costs (as reasonably determined by Landlord based on submeter readings of Tenant's electrical usage in the Premises) of such electrical power directly to Landlord.  Tenant shall pay the cost of electrical services within thirty (30) days after demand accompanied by reasonable supporting documentation with respect thereto and as Additional Rent under this Lease (and not as part of the Operating Expenses).  Landlord shall designate the public utility provider from time to time.

6.1.3As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises.  In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.5Landlord shall not provide janitorial services for the Premises.  Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with Applicable Laws.  The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in reasonable manner reasonably consistent with Comparable Buildings.  Without Landlord's prior consent, Tenant shall not use (and upon notice from Landlord shall cease using) janitorial service providers who would, in Landlord's reasonable and good faith judgment, disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.

6.1.6Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times.  Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.  Once Tenant occupies any entire floor of the Premises, then at Tenant's written request Landlord shall lock off such floor so that access to such floor shall thereafter require a key card.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2Overstandard Tenant Use.  Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease.  If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord within thirty (30) days of billing by Landlord.  If Tenant uses water, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days of billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices.  Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, except for desktop computers and printers, without the prior written consent of Landlord.  If Tenant desires to use heat, ventilation or air conditioning outside of normal business hours as set forth in Section 6.1.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.  As of the date of this Lease, such after-hours charges are $100 per hour to run the fans and $380 per hour for heating, with a four-hour minimum.

6.3Interruption of Use.  Subject to Section 6.4 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or Casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4Rent Abatement.  If Landlord fails to perform the obligations required of Landlord under the terms of this Lease and such failure causes all or a portion of the Premises to be unusable by, or inaccessible to, Tenant and such failure relates to (x) the nonfunctioning of the Building HVAC system in the Premises, the interruption of electricity to the Premises, the nonfunctioning of the elevator service to the Premises, or (y) a failure to provide access to all or a portion of the Premises (including as a result of any work performed by Landlord in or about the Premises or the Building unless in response to Tenant's request or as a result of Tenant's breach of this Lease), Tenant shall give Landlord notice to the Building management office and the other Landlord notice addresses set forth in Section 11 of the Summary (the "Initial Failure Notice"), specifying such failure to perform by Landlord (the "Abatement Event").  The address for the Building management office is currently 360 Third Street, Suite 105, San Francisco, California 94107, provided that Landlord may change such address and its other notice addresses from time to time by notice to Tenant.  If Landlord has not cured such Abatement Event within three (3) business days after the receipt of the Initial Failure Notice (the "Eligibility Period"), Tenant may deliver an additional notice to Landlord (the "Additional Failure Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease.  If Landlord does not cure such Abatement Event within three (3) business days of receipt of the Additional Failure Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered unusable or inaccessible and not used by Tenant, for the period beginning on the expiration of the Eligibility Period to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises.  Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event.  Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

6.5Supplemental HVAC.  Tenant, at its sole expense, may install a supplemental HVAC system in the Premises (the "Tenant HVAC System").  In the event that the Tenant HVAC System is not installed as part of the initial "Improvements" (as that term is defined in Section 2.1 of the Work Letter) pursuant to the Work Letter, then the Tenant HVAC System shall be installed, if at all, by Tenant as an "Alteration" (as that term is defined in Section 8.1 below) in accordance with the terms of Article 8, below.  To the extent space is then available on the roof of the Building for the Tenant HVAC System, which determination shall be made by Landlord in its sole and absolute discretion, Tenant may request installation of the Tenant HVAC System on the roof of the Building, subject to Article 8 and Section 23.6 of this Lease.  Tenant shall coordinate the installation and operation of the Tenant HVAC System with Landlord to ensure that the Tenant HVAC System is compatible with the systems and equipment of the Building, and to the extent that the Tenant HVAC System is not compatible with the systems and equipment of the Building, Tenant shall not be entitled to install or operate the same.  Tenant shall be solely responsible, at Tenant's sole cost and expense, for the monitoring, operation, replacement and repair of the Tenant HVAC System.  In connection with the Tenant HVAC System, (a) Tenant shall install, at Tenant's cost, a submeter to measure the electricity utilized by the Tenant HVAC System, as well as submeters to measure the use of any other utilities utilized by the Tenant HVAC System, and (b) Tenant shall be responsible for the payment of all costs relating to the use of electricity and other utilities, as well as the maintenance and repair of the Tenant HVAC System.  At Landlord's sole option, upon written notice to Tenant no less than one hundred twenty (120) days prior to the Lease Expiration Date, Tenant shall remove any Tenant HVAC System prior to the expiration or earlier termination of this Lease, and repair any damage to the Building caused by such removal and restore the portion of the Building and Premises affected by such removal to the condition existing prior to the installation of such Tenant HVAC System, or leave same in the Premises, in which event the same shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease.

ARTICLE 7

REPAIRS

Landlord shall maintain in good condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, men's and women's washrooms, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Building, including the parking areas, landscaping and exterior Project signage (collectively, "Building Structure") and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the "Building Systems"), the Building Common Areas and the Project Common Areas.  Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant's use of the Premises for other than normal and customary business office operations, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the "BS/BS Exception").  Tenant shall, at Tenant's own expense, keep the non-structural elements of the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception.  In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant;  provided however, if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant's failure to repair within five (5) business days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith within thirty (30) days of being billed for same.  Landlord may, but shall not be required to, enter the Premises at all reasonable times subject to the entry requirements set forth in Section 27.1 below to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder of which Tenant has failed to complete such repairs following receipt of written notice and the lapse of any applicable cure period, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant's use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises.  Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not (i) adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Premises or Building, (iii) require a building or construction permit, or (iv) cost more than One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) for a particular job of work (the "Cosmetic Alterations").  The construction of the initial Improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.  Landlord agrees to respond to any request by Tenant for approval of Alterations which approval is required hereunder within ten (10) business days after delivery of Tenant's written request; Landlord's response shall be in writing and, if Landlord withholds its consent to any Alterations, Landlord shall specify in reasonable detail in Landlord's notice of disapproval, the basis for such disapproval, and the changes to Tenant's plans which would be required in order to obtain Landlord's approval.  If Landlord fails to notify Tenant of Landlord's approval or disapproval of any Alterations within such ten (10) business day period, Tenant shall have the right to provide Landlord with a second written request for approval (a "Second Request") that specifically identifies the applicable plans for the Alterations and contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 8.1 OF THE LEASE.  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE WORK DESCRIBED HEREIN."  If Landlord fails to respond to such Second Request within five (5) business days after receipt by Landlord, the plans in question shall be deemed approved by Landlord.

8.2Manner of Construction. Other than with respect to Cosmetic Alterations, Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease.  If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner.  If such Alterations will involve the use of or disturb Hazardous Materials existing in the Premises, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord's rules and regulations concerning such Hazardous Materials, subject to Landlord's obligations set forth in Section 29.35.5 below.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county, local or municipal laws, ordinances, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues.  In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building.  Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord's sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the Project under such LEED rating system (or other applicable certification standard).  Upon Tenant's request, Landlord shall notify Tenant if Landlord is attempting to obtain or has obtained LEED certification.  The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located.  In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the  Project.  Tenant shall retain any union trades to the extent designated by Landlord.  Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord's consent, Tenant shall deliver to the management office for the Project a reproducible copy of the "as built" and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Improvements. With respect to payments to be made to Tenant's contractors for any Alterations, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations.  In addition, in connection with all Alterations other than Cosmetic Alterations, Tenant shall pay to Landlord a percentage of the cost of such work sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work not to exceed one percent (1%) of the hard costs of such Alterations.

8.4Construction Insurance. In the event that Tenant makes any Alterations, then prior to the commencement of such Alterations Tenant shall provide Landlord with evidence that Tenant carries "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, with the amount of coverage consistent with the estimated cost of such Alterations, and such other industry standard insurance coverages for Comparable Buildings as Landlord may reasonably require, e.g., commercial general liability, automotive liability and workers' compensation.  In addition, the parties hereby agree that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations where the aggregate cost of such Alterations is reasonably estimated to exceed Seventy-Five and 00/100 Dollars ($75.00) per rentable square foot of the area of the Premises in which such Alterations shall occur, and naming Landlord as a co-obligee.

8.5Landlord's Property.  Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant's removable trade fixtures, furniture or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the Improvements to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord.  Furthermore, Landlord may, by written notice to Tenant no less than one hundred twenty (120) days prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Specialty Improvements (as that term is defined below), and to repair any damage to the Premises and the Building caused by such removal; provided, however, if, in connection with its notice to Landlord with respect to any such Alterations (or in connection with Tenant's request for Landlord's approval of the Final Working Drawings, as that term is defined in the Work Letter), (x) Tenant requests Landlord's decision with regard to the removal of any Specialty Improvements, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Specialty Improvements, then Tenant shall not be required to so remove such Specialty Improvements.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Specialty Improvements, then at Landlord's option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, and/or (B) Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.  "Specialty Improvements" shall mean any of the following Alterations or Improvements:  (a) safes and vaults, (b) decorative water features, including, without limitation the "Aquarium" (as defined in Section 14 of Exhibit D attached hereto); (c) specialized flooring (including raised flooring); (d) conveyors and dumbwaiters; (e) any "Lines", as that term is defined in Section 29.32 below, and (f) any Alterations or Improvements which (i) perforate a floor slab in the Premises or a wall that encloses/encapsulates the Building Structure, (ii) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core), (iii) require changes to the Base Building, (iv) are not typically found in general use office space, or (v) Tenant is expressly required to remove pursuant to the terms of this Lease.  Specialty Improvements shall not include any small break rooms which do not have cooking equipment installed therein.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within seven (7) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days of written demand accompanies by reasonably detailed documentation in connection therewith, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1Indemnification and Waiver.  Except to the extent resulting from the gross negligence or willful misconduct of Landlord (or any "Landlord Parties," as that term is defined hereinbelow), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Except to the extent resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties, and subject to Section 10.5.2.4, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from:  (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, "Tenant Parties"); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees.  Further, Tenant's agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.  Notwithstanding the foregoing, the Tenant's indemnity set forth above shall not include any lost profit, loss of business or other consequential damages except resulting from Tenant's holdover (other than a permitted holdover) pursuant to Article 16 below.

10.2Landlord Indemnity.  Landlord hereby indemnifies and agrees to defend, save and hold Tenant, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signatories harmless from and against any and all Claims for injury or death to persons or damage to property occurring at the Project to the extent caused by or contributed to by the willful misconduct or gross negligence of Landlord or by any of Landlord's employees or agents.  Should Tenant be named as a defendant in any suit brought against Landlord in connection with or arising out of injury or death to persons or damage to property occurring at the Project to the extent caused by or contributed to by the willful misconduct or gross negligence of Landlord or by any of Landlord's employees or agents, Landlord shall pay to Tenant its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees.  Further, Landlord's agreement to indemnify Tenant pursuant to this Section 10.2 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Landlord's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.  The provisions of this Section 10.2 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.3Tenant's Compliance With Landlord's Fire and Casualty Insurance.  Tenant shall, at Tenant's expense, comply with Landlord's insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.4Landlord's Fire, Casualty and Liability Insurance.  Landlord shall carry commercial general liability insurance with respect to the Building during the Lease Term, and shall further insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.  Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof.  Notwithstanding the foregoing provisions of this Section 10.4, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings.

10.5Tenant's Insurance.  Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts.  The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.6(I) sub-sections (x) and (y), or Section 10.6(II) below (as applicable).  Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.5.1Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of the Premises and all areas appurtenant thereto.  Such insurance shall be written on an "occurrence" basis.  Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord's managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form approved by Landlord.  Tenant shall provide an endorsement or policy excerpt showing that Tenant's coverage is primary and any insurance carried by Landlord shall be excess and non-contributing.  The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire.  The policy shall not contain any intra-insured exclusions as between insured persons or organizations.  This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant's indemnity obligations under this Lease.  The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder.  Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury Property Damage Liability	$5,000,000 each occurrence $5,000,000 each occurrence
Personal Injury and Advertising Liability	$5,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$1,000,000

10.5.2Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all Alterations performed in the Premises.  Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (with respect to which Tenant shall be permitted to self-insure).

10.5.2.1Increase in Project's Property Insurance.  Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant's acts, omissions, use or occupancy of the Premises.

10.5.2.2Property Damage.  So long as this Lease is not terminated pursuant to Article 11 below (and subject to the last sentence of Section 11.2 below), Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Improvements, Original Improvements and Alterations.

10.5.2.3No Representation of Adequate Coverage.  Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant's property, business operations or obligations under this Lease.

10.5.2.4Property Insurance Subrogation.  Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.6(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers.  Landlord and Tenant hereby represent and warrant that their respective "all risk" property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against.  Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.5.2.4 and to obtain such waiver of subrogation rights endorsements.  If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities

(including, without limitation, court costs and reasonable attorneys' fees) arising out of, resulting from, or relating to, such failure.

10.5.3Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.5.2 above.

10.5.4Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.5.5Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.6Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A:VII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise reasonably acceptable to Landlord and licensed to do business in the State of California, and (ii) comply with the requirements of Section 10.5 (including, Sections 10.5.1 through 10.5.5).  Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and Tenant shall give thirty (30) days' prior written notice to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing, before any cancellation of or change in coverage with respect to said insurance.  Tenant shall deliver certificates evidencing such policies and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of:  (x) the Phase I Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter a Phase of the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) business days thereafter, procure such policies solely with respect to Tenant's insurance obligations required under this Lease for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.7Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord provided that any changes in Tenant's insurance requirements shall not be in excess of the insurance requirements at the Comparable Buildings, or as required by Landlord's lender.

10.8Third-Party Contractors.  Tenant shall cause all "Third Party Contractors" (as that term is defined below) to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, but in no event less than:  (i) Commercial General Liability insurance on an occurrence basis in amounts not less than $2,000,000 ($1,000,000 of which may be in excess umbrella coverage) naming Landlord as an additional insured for ongoing and completed operations; (ii) workers' compensation insurance in amounts required by statute and employer's liability coverage with limits of not less than $500,000 each accident for bodily injury by accident, $500,000 each employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease; (iii) Business Automobile Liability insurance on an occurrence basis in amounts not less than $1,000,000 naming Landlord as an additional insured; and (iv) Umbrella/Excess Liability with limits of not less than $5,000,000 per occurrence.  Coverage shall be written as follow form or alternately with a form that provides coverage that is at least as broad as the primary policies.  Each policy shall include a waiver of subrogation in favor of Landlord.  Tenant shall obtain and deliver to Landlord, Third Party Contractor's certificates of insurance and applicable endorsements at least five (5) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a "Third Party Contractor").  All such insurance shall (a) name Landlord as an additional insured under such party's liability policies as required by Section 10.5.1 above and this Section 10.8, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor's commercial general liability insurance, and (c) be primary and any insurance carried by Landlord shall be excess and non-contributing.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Landlord. If the Base Building or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a "Casualty"), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas.  Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired.  Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage.  Upon notice (the "Landlord Repair Notice") to Tenant from Landlord where Landlord has elected to make repairs including repairs to Improvements and the Original Improvements installed in the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.5 of this Lease.  The Landlord Repair Notice shall indicate the estimated length of such repairs.  In such event, Landlord shall repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the reasonable cost of such repairs (as determined by Landlord and Tenant acting in good faith) shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage.  If (x) Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, (y) Landlord has elected not to repair any injury or damage to the Improvements and the Original Improvements installed in the Premises, and (z) Tenant has not elected to terminate this Lease in accordance with the provisions of this Article 11, then Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and Original Improvements to their original condition and in such case Landlord shall not be entitled to, and Tenant shall have no obligation to assign to Landlord (or to any party designated by Landlord) the insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.5 of this Lease.  If Tenant is making the repairs in accordance with the immediately preceding sentence, then prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto.  Conversely, if Landlord is making the repairs to the Improvements and Original Improvements installed in the Premises, then Landlord shall restore the applicable area to substantially the same design and layout as existed before the Casualty, subject to changes in Applicable Laws since the time of the original construction, and Landlord shall be responsible to prepare the necessary plans, specifications and working drawings relating thereto.  Landlord shall select the contractors to perform the improvement work regardless of whether Landlord or Tenant is performing such work, provided that in the event Tenant is performing the improvement work then Landlord shall use commercially reasonable efforts to consult with Tenant prior to Landlord's final selection of such contractors, but the final selection of such contractors shall be made by Landlord in its sole and absolute discretion.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.  In the event that Landlord shall not deliver the Landlord Repair Notice, and the Lease is not terminated pursuant to this Article 11, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith and assuming that Landlord has completed any repairs Landlord is required to make pursuant to this Article 11.

11.2Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of commencement of the repairs (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies (such calculation to include the amount of any deductibles under such insurance policies); and (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that Landlord may only exercise its right to terminate this Lease pursuant to the provisions of this Section 11.2 if Landlord terminates all the leases of similarly affected tenants in the Project with comparable termination rights in those leases.  Moreover, if the Premises and/or access thereto are materially damaged by Casualty, and Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either (A) the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced or (B) the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.  Moreover, if Landlord has elected to make such repairs and fails to complete repairs to the Premises within one hundred eighty (180) days of commencement of repairs, subject to Force Majeure (not to exceed ninety (90) days), then Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord at any time after such one hundred eighty (180) day period and prior to Landlord's substantial completion of such repairs.  At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days ("Landlord's Repair Estimate Notice").  Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in monetary default under this Lease (beyond applicable notice and cure periods); (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (d) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all other than limited occupancy which is necessary to promptly wind down operations at the Premises.  In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.

11.3Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall  not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E.  Landlord shall respond to Tenant's Transfer Notice within fifteen (15) business days following delivery by Tenant of the Transfer Notice and all of the items described in the immediately preceding sentence.  Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord not to exceed Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) in each instance for Transfers in the ordinary course of business.  If Landlord fails to timely deliver to Tenant notice of Landlord's consent, or the withholding of consent, to a proposed Transfer within such 15-business day period, then Tenant may send a second (2nd) notice to Landlord, which notice must contain all of the items contained in the Transfer Notice and the following inscription, in bold faced lettering: "SECOND NOTICE DELIVERED PURSUANT TO SECTION 14.1 OF LEASE -- FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE."  If Landlord fails to deliver notice of Landlord's consent, or the withholding of Landlord's consent, to the proposed Transfer within five (5) business days following receipt of such second notice, Landlord shall be deemed to have approved the Transfer in question.  If Landlord at any time timely delivers notice to Tenant of Landlord's withholding of consent to a proposed Transfer, Landlord shall specify in reasonable detail in such notice the basis for such withholding of consent.

14.2Landlord's Consent.  Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof;

14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time; or

14.2.8The Transferee does not intend to occupy the entire Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.  Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed subtenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent.

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions and reasonable attorneys' fees in connection with the Transfer.  "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The provisions of this Section 14.3 shall not apply to a Permitted Transfer.

14.4Landlord's Option as to Contemplated Transfer Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or substantially all of the Premises (taking into account any prior subleases which then remain in effect) for all or substantially all of the remaining Lease Term (or in the event of any other Transfer or Transfers entered into by Tenant as a subterfuge in order to avoid the terms of this Section 14.4), Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space.  Such recapture of the Contemplated Transfer Space by Landlord shall cancel and terminate this Lease with respect to the Contemplated Transfer Space as of the date stated in the Intention to Transfer Notice as the effective date of the proposed Transfer, and Tenant shall be relieved of its obligation under this Lease with respect to such Contemplated Transfer Space.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner to recapture  the Contemplated Transfer Space under this Section 14.4, then, provided Landlord has consented (or deemed to have consented) to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Contemplated Transfer Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.  The provisions of this Section 14.4 shall not apply to a Permitted Transfer.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant solely relating to any Transfer, and shall have the right to make copies thereof, and upon request from Tenant, Landlord agrees to sign a commercially reasonable confidentiality agreement in connection with such audit.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than six percent (6%), Tenant shall pay Landlord's costs of such audit.

14.6Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by

Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.

14.8Deemed Consent Transfers.  Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of the Original Tenant, i.e., Nektar Therapeutics (an entity which, as defined below, is Controlled by, Controls, or is under common Control with, Nektar Therapeutics (the "Affiliate Permitted Transferee")), (B) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (C) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in clauses (A) through (C) of this Section 14.8 hereinafter referred to as a "Permitted Transferee" and any such assignment or sublease, a "Permitted Transfer"), provided that (i) Tenant notifies Landlord at least twenty (20) days prior to the effective date of any such assignment or sublease (provided, however, that if Tenant is prohibited by Law from providing such information to Landlord prior to the occurrence of such Permitted Transfer, Tenant shall provide such notice to Landlord promptly following the occurrence of same) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease and is for a good business purpose, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) other than in connection with an assignment or subletting to an Affiliate Permitted Transferee pursuant to clause (A) above, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to Sixty Million and 00/100 Dollars ($60,000,000.00), (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant.

In connection with an assignment or subletting to an Affiliate Permitted Transferee under clause (A) above, such assignment or subletting shall only be deemed a "Permitted Transfer" during the period in which (i) such Affiliate Permitted Transferee remains wholly owned by, Controls, or is under common Control with Nektar Therapeutics, (ii) there has been no acquisition of all or substantially all of Nektar Therapeutics' stock or assets by a third party, and (iii) Nektar Therapeutics has not been subject to a merger or consolidation pursuant to which Nektar Therapeutics is not the surviving entity.  At such time as any of the conditions set forth in items (i) through (iii) of the immediately preceding sentence is no longer satisfied (the "Triggering Event"), then such Triggering Event (which shall automatically be deemed to be an assignment of this Lease, notwithstanding any contrary provision of this Article 14), shall be subject to Sections 14.1 through 14.7 above, and the provisions of this Section 14.8 if such Triggering Event might qualify as a Permitted Transfer pursuant to clauses (B) or (C) above.  If Tenant fails to notify Landlord of such Triggering Event at least twenty (20) days prior to the effective date thereof (provided, however, that if Tenant is prohibited by Law from providing such information to Landlord prior to the occurrence of such Triggering Event then Tenant shall provide such notice to Landlord promptly following the occurrence of same), or if Tenant fails to obtain Landlord's consent to the assignment of this Lease resulting from such Triggering Event to the extent such consent is required, i.e., where such Triggering Event does not qualify as a Permitted Transfer pursuant to clauses (B) or (C) above, then, at Landlord's election, such assignment shall constitute a default pursuant to Section 19.1.5 below.  An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee or Affiliate Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee."  "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

14.9Stock Transfers.  For the purpose of this Lease, if Tenant is a publicly traded company, then any sale or transfer of Tenant's capital stock, redemption or issuance of any additional stock of any class or the trading of any of Tenant's stock  shall not be deemed an assignment, subletting or any other transfer of this Lease or the Premises.  Moreover, none of the following shall be deemed an assignment, subletting or any other transfer of this Lease or the Premises: (i) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, or (ii) the issuance of any stock preferences or other equity interests of Tenant in connection with raising additional financing or capital.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for (x) reasonable wear and tear, (y) damage by any Casualty that is not Tenant's obligation to repair hereunder, or (z) repairs which are specifically made the responsibility of Landlord hereunder.  Upon such expiration or termination, in addition to Tenant's obligations under Section 29.32, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with at least six (6) months' prior written notice to and/or the express written consent of Landlord, such tenancy shall be from month-to-month only (terminable by either party upon thirty (30) days' notice), and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate of one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease.  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein, and such tenancy shall automatically terminate after three (3) months, at which time such tenancy shall become a tenancy at sufferance, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis).  If Tenant holds over after the expiration of the Lease Term without at least six (6) months' prior written notice to and/or the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis).  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, subject to an express written agreement between the parties with respect to any such holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant holds over without at least six (6) months' prior written notice to Landlord and/or Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received.  Tenant acknowledges that any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises.  Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom so long as Landlord has provided written notice to Tenant with regard to any succeeding tenancy, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver.  Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any reasonable attorneys' fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES; AUDITED FINANCIAL STATEMENTS

17.1Estoppel Certificates.  Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  At any time during the Lease Term, if Tenant is not a publicly held corporation, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

17.2Audited Financial Statements.  No more than once per calendar year (other than in connection with (i) any event wherein Tenant has exercised any rights hereunder to expand within the Project, (ii) a Transfer pursuant to Article 14 above, or (iii) an event of default then occurring under this Lease), Landlord may require Tenant to provide Landlord with a current financial statement (the "Audited Financial Statement") and Audited Financial Statements of the two (2) years prior to the current financial statement year.  Such Audited Financial Statements shall be prepared in accordance with generally accepted accounting principles and shall be audited by an independent certified public accountant from a nationally recognized certified public accounting firm, and shall include a consolidated balance sheet, consolidated income statement, and consolidated statement of cashflow.  Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an affiliate of Tenant) is publicly traded on NASDAQ or a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent Audited Financial Statement shall be deemed satisfied.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds (each, a "Mortgage"), unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Notwithstanding the foregoing, the subordination of this Lease to future Mortgages shall be subject to Tenant's receipt of a non-disturbance agreement in a form reasonably acceptable to Tenant which provides in substance that so long as Tenant is not in default under the Lease past applicable notice and cure periods, its use and occupancy of the Premises shall not be disturbed notwithstanding any default of Landlord under such Mortgage.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant.  Landlord's interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.  Landlord represents and warrants that, as of the date of this Lease, there is no mortgage, trust deed or ground lease encumbering the Premises or the Project.

ARTICLE 19

DEFAULTS; REMEDIES

19.1Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or

19.1.3To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4Abandonment (as defined by Applicable Laws) of the Premises by Tenant; or

19.1.5The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than three (3) business days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1.1The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

19.2.1.1.2The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.1.3The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.1.4Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

19.2.1.1.5At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(a) and (b), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate.  As used in Section 19.2.1(c), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Intentionally Omitted.

19.5Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.  Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1Delivery of Letter of Credit.  Tenant shall deliver to Landlord, within ten (10) days of Tenant's and Landlord's execution of this Lease, an unconditional, clean, irrevocable letter of credit (the "L‑C") in the amount set forth in Section 9 of the Summary (the "L‑C Amount"), which L‑C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Francisco office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a short term Fitch Rating which is not less than "F1", and a long term Fitch Rating which is not less than "A"(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor's Professional Rating Service or Moody's Professional Rating Service) (collectively, the "Bank's Credit Rating Threshold"), and which L‑C shall be in the form of Exhibit G, attached hereto.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L‑C.  The L‑C shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the "L‑C Expiration Date") that is no less than one hundred five (105) days after the expiration of the Lease Term as the same may be extended, and Tenant shall deliver a new L‑C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L‑C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.  Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable:  (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L‑C Amount, within ten (10) days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an "L‑C Draw Event").  The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L‑C, and regardless of any discrepancies between the L-C and this Lease.  In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord's notice to Tenant of such receivership or conservatorship (the "L‑C FDIC Replacement Notice"), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21.  If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period).  Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L‑C (including without limitation Landlord's reasonable attorneys' fees), which replacement is required pursuant to this Section 21.1 or is otherwise requested by Tenant.  In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's sole and absolute discretion, and the reasonable attorneys' fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.

21.2Application of L‑C.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event.  In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L‑C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.  The use, application or retention of the L‑C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L‑C, either prior to or following a "draw" by Landlord of any portion of the L‑C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L‑C.  No condition or term of this Lease shall be deemed to render the L‑C conditional to justify the issuer of the L‑C in failing to honor a drawing upon such L‑C in a timely manner.  Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3Maintenance of L-C.  If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below.  Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the L-C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon the same terms as the expiring L‑C or such other terms as may be acceptable to Landlord in its sole discretion.  If Tenant exercises its option to extend the Lease Term pursuant to Section 2.3 of this Lease then, not later than one hundred five (105) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as one hundred five (105) days after the expiration of the Option Term.  However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to present the L‑C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease.  In the event Landlord elects to exercise its foregoing rights, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant's property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant's bankruptcy estate) and need not be segregated from Landlord's other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4Transfer and Encumbrance.  The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, as a part of the assignment by Landlord of its rights and interests in and to this Lease or in connection with any financing for the Project obtained by Landlord.  In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C, in whole, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord.  In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within thirty (30) days after Tenant's receipt of an invoice from Landlord therefor.

21.5L-C Not a Security Deposit.  Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a "security deposit" under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the "Security Deposit Laws"), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws.  Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6Non-Interference By Tenant.  Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw down all or any portion of the L-C.  No condition or term of this Lease shall be deemed to render the L‑C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner.  Tenant shall not request or instruct the Bank of any L‑C to refrain from paying sight draft(s) drawn under such L‑C.

21.7Waiver of Certain Relief.  Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L‑C:

21.7.1A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L‑C or the Bank's honoring or payment of sight draft(s); or

21.7.2Any attachment, garnishment, or levy in any manner upon either the proceeds of any L‑C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L‑C) based on any theory whatever.

21.8Remedy for Improper Drafts.  Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys' fees, provided that within ten (10) business days following Tenant's receipt of such refund, Tenant shall increase the amount of such L‑C to the amount (if any) then required under the applicable provisions of this Lease.  Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank's payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.  In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the total amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

ARTICLE 22

EMERGENCY GENERATOR

Subject to the TCCs hereof and Applicable Laws, Tenant shall have the right, at Tenant sole cost and expense but without any additional payment to Landlord, to install and operate an emergency generator (the "Generator") in the approximate area shown on Exhibit I (the "Generator Area"), in order to provide emergency electricity service to the Premises.  Landlord shall deliver, and Tenant shall accept, the Generator Area in its "as-is", "where-is" condition.  In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor).  Tenant shall be responsible for all maintenance and repairs in accordance with manufacturer specifications and compliance with Applicable Law obligations related to the Generator and acknowledges and agrees that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator.  The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building.  Tenant shall be entitled to operate the Generator, and such connections to the Building, for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord.  Tenant shall comply with all reasonable requirements imposed by Landlord so that the Building Systems or other components of the Project are not adversely affected by the operation of the Generator and/or based upon other reasonable factors as determined by Landlord.  Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to or connected with the use, operation or repair of the Generator, and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Generator or any breach of the TCCs of this Article 22, provided that the TCCs of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord.  In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) days following demand by Landlord, the amount expended by Landlord.

ARTICLE 23

SIGNS; ROOF RIGHTS

23.1Full Floors.  Subject to Landlord's prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2Multi-Tenant Floors.  If other tenants occupy space on the floor on which any Phase of the Premises is located, Tenant's identifying signage (including, without limitation, elevator lobby identification signage on floors 6 and 7 of the Premises, as applicable) shall be provided by Landlord, at Tenant's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's Building standard signage program.

23.3Building Directory.  A building directory is located in the lobby of the Building.  Tenant shall have the right, at Tenant's sole cost and expense, to designate one (1) name strip on such directory, and any subsequent changes to Tenant's name strip shall be at Tenant's sole cost and expense following Tenant's receipt of Landlord's consent thereto (which consent may be withheld in Landlord's sole and absolute discretion).

23.4Tenant's Signage.  In addition to the signage rights expressly set forth above in this Article 23, Tenant, at Tenant's sole cost and expense, shall be entitled to install one (1) exterior building sign (the location and size of which shall be determined by Landlord in its reasonable discretion and shall be subject to approval by the City) identifying Tenant's name (the "Tenant's Signage") in connection with Tenant's lease of the Premises.  Tenant may not install Tenant's Signage until after the occurrence of the first Lease Commencement Date that occurs immediately following the Phase I Lease Commencement Date.

23.4.1Specifications and Permits.  The Tenant's Signage shall set forth Tenant's name as determined by Tenant in its sole discretion, but subject to Landlord's reasonable approval, and in no event shall the Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.5.2, below.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact locations of the Tenant's Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord's Building standard signage specifications.  In addition, the Tenant's Signage shall be subject to Tenant's receipt of all necessary governmental or quasi-governmental approvals and permits (collectively, "Governmental Approvals") and shall be subject to all Applicable Laws and the CC&Rs (as the same may be modified).  Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary Governmental Approvals for the Tenant's Signage.  In the event Tenant does not receive the necessary Governmental Approvals for the Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.4.2Objectionable Name.  To the extent that Tenant desires to change the name set forth on the Tenant's Signage, such name shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an "Objectionable Name").  The parties hereby agree that the name "Nektar" or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

23.4.3Termination of Right to Tenant's Signage.  The rights contained in this Section 23.4 shall be personal to the Original Tenant and its Permitted Transferee Assignee, and may only be exercised and maintained by the Original Tenant (and not any other assignee, sublessee or transferee of the Original Tenant's interest in the Lease other than a Permitted Transferee Assignee).  Tenant's rights to Tenant's Signage pursuant to this Section 23.4 shall terminate upon the earliest to occur of any of the following: (i) Tenant's failure to install Tenant's Signage within twelve (12) months of the Phase VII Lease Commencement Date, (ii) Tenant's Transfer of more than twenty-five percent (25%), in the aggregate, of the Premises, or (iii) Tenant's (or its Permitted Transferee Assignee's, as the case may be) vacation of more than thirty (30) consecutive days by Tenant other than as a result of Alterations performed pursuant to Article 8 below or a Casualty pursuant to Article 11 below.  In the event Tenant fails to comply with any of the requirements set forth hereinabove, the signage rights provided in this Section 23.5 shall automatically terminate.

23.4.4Cost and Maintenance; Change and Replacement.  The actual costs of the Tenant's Signage and the installation, design, construction and any and all other costs associated with the Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant.  Should the Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion.  Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days' prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work.  Subject to Tenant's agreement to comply with the terms of this Section 23.4, Tenant shall be permitted to change and/or replace the Tenant's Signage periodically in Tenant's reasonable discretion.  Upon the expiration or earlier termination of this Lease or upon any earlier termination of Tenant's rights to the Tenant's Signage as set forth herein, Tenant shall, at Tenant's sole cost and expense, cause the Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage except for (x) reasonable wear and tear, (y) damage by Casualty that is not Tenant's obligation to repair hereunder, or (z) repairs which are specifically made the responsibility of Landlord hereunder.  If Tenant fails to timely remove the Tenant's Signage or to restore the areas in which such the Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor.  The terms and conditions of this Section 23.4.4 shall survive the expiration or earlier termination of the Lease.

23.5Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.6Communications and HVAC Rooftop Equipment.  Throughout the Lease Term, as the same may be extended, subject to Landlord's reasonable approval and the terms of this Section 23.6, Tenant shall have the non-exclusive right to install, repair, maintain (including access thereto) and replace on the roof of the Buildings, a satellite dish and any and all related equipment (collectively, the "Communications Equipment") as well as a Tenant HVAC System in accordance with Section 6.5 above, for use in connection with Tenant's business within the Premises, in a location reasonably designated by Landlord and subject to the execution by Landlord and Tenant of a separate commercially reasonable license agreement outlining the terms and conditions of Tenant's use of such rooftop space; provided, however, (i) any installation shall be performed pursuant to this Section 23.6, and it shall be deemed reasonable for Landlord to withhold its approval to the extent any such installation would interfere with the Landlord's or any other tenant's use, operation, repair and/or maintenance of then-existing equipment and systems installed on the roof or use of the roof deck or would violate Code, or the CC&Rs, and (ii) Landlord shall not charge a monthly fee for Tenant's use of rooftop space pursuant to this Section 23.6 but Tenant shall be responsible to pay for its usage of  utilities in connection with the Communications Equipment.  The exact location, physical appearance and all specifications of the Communications Equipment (including, without limitation, mounting and structural support specifications) shall be subject to Landlord's reasonable approval, and Landlord may require Tenant to install screening around such Communications Equipment, at Tenant's sole cost and expense, as reasonably designated by Landlord.  Without having to pay any additional rental or license fees therefor, but subject to Landlord's reasonable rules and regulations, Tenant may also use a Building's risers, conduits and towers for purposes of installing cabling from the Communications Equipment to the Premises in the interior of such Building.  Tenant may not license, assign or sublet the right to use any of such Communications Equipment or podium roof space, other than to Transferees permitted under Article 14, without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion.  Notwithstanding any provision set forth in the Lease, Tenant shall be responsible, at Tenant's sole cost and expense, for (i) obtaining, as applicable, and maintaining all permits or other governmental approvals required in connection with the Communications Equipment, (ii) repairing and maintaining and causing the Communications Equipment to comply with all Applicable Laws, and (iii) the removal of the Communications Equipment and all associated wiring promptly following the expiration or earlier termination of this Lease (and the repair of all affected areas to the condition existing prior to the installation

thereof).   In no event shall Tenant permit the Communications Equipment to interfere with any communications or other equipment at or servicing the Building or Project that exist as of the date of Tenant's installation (or reasonable substitutes or replacements therefor) or with any Building Systems.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to Tenant's installation, use, repair or maintenance or any other matter relating to or in connection with the Communications Equipment.

ARTICLE 24

COMPLIANCE WITH LAW

24.1Landlord's Compliance with Law Obligations.  Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees.  Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.4 above.  Landlord and Tenant hereby acknowledge that neither the Premises nor the Building have undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord within thirty (30) days of written demand accompanied by reasonably detailed documentation in connection therewith, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

24.2Tenant's Compliance with Law Obligations.  Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access (collectively, "Applicable Laws").  At its sole cost and expense except for the Code Work to be performed by Landlord pursuant to the Work Letter, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant's Alterations, the Improvements, or use of the Premises for non-general office use.  Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the "Interest Rate."  For purposes of this Lease, the "Interest Rate" shall be an annual rate equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days of delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended.  Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

27.1Landlord's Entry.  Subject to Section 27.2 below, Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least one (1) business days' prior written notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment.  Notwithstanding anything to the contrary contained in this Article 27, if Landlord's entry is for routine or ministerial purposes and Landlord is otherwise required by this Article 27 to give Tenant written notice prior to its entry into the Premises, then Landlord may provide notice by electronic mail to Tenant's most recent facilities manager with whom Landlord has previously corresponded instead of the notices required under Section 29.18 below and such notice shall indicate any portion of the Secured Areas which Landlord requires access to.  Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform.  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and shall be performed after normal business hours if reasonably practical.  With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises, provided, however, in connection with exercising its rights hereunder, Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant's business in the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

27.2Tenant's Security Requirements.  Landlord acknowledges and understands that (i) certain operations of Tenant within the Premises may involve the use of valuable property and/or confidential information, and (ii) in connection therewith, Tenant may reasonably designate certain reasonable areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information.  In recognition of such needs by Tenant:  (A) Landlord shall provide Tenant an opportunity to have a Tenant representative accompany Landlord and Landlord's invitees (who shall be bound by the confidentiality provisions of this Lease) pursuant to Section 27.1 hereof during any entry into the Premises by Landlord (except in the case of an emergency), provided that if such representative is not available to accompany Landlord and Landlord's invitees during any entry into the Premises, Landlord and Landlord's invitees shall nevertheless have the right to enter the Premises (including the Secured Areas) subject to and in accordance with this Article 27; (B) Landlord shall not enter such Secured Areas except in the event of an emergency or in connection with alterations to the premises of another tenant of the Building or to make any repairs to the Building subject to Landlord's compliance with provisions of this Lease; and (C) Landlord shall only maintain or repair such Secured Areas to the extent (1) such repair or maintenance is required in order to maintain and repair the Building's Structure and/or Building's Systems, (2) as required by Applicable Laws, or (3) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant (subject to Landlord's reasonable approval), and in connection with Landlord's entry into the Secured Areas for the limited purposes described in items (1) - (3), such entry shall be subject to Landlord's compliance with the other provisions of this Lease applicable thereto.  Any entry into the Premises (including the Secured Areas) by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises (including the Secured Areas), or an actual or constructive eviction of Tenant from any portion of the Premises (including the Secured Areas), provided, however, in connection with exercising its rights hereunder, Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant's business in the Premises (including the Secured Areas).

ARTICLE 28

TENANT PARKING

Tenant shall have the right, but not the obligation, to rent from Landlord, on a monthly basis throughout the Lease Term, commencing on the Phase I Lease Commencement Date, the amount of valet parking passes set forth in Section 9 of the Summary.  In the event, however, that at any time on and after the date that is sixty (60) days following the first Lease Commencement

Date that occurs immediately following the Phase I Lease Commencement Date, Tenant does not rent the full amount of valet parking passes set forth in Section 9 of the Summary, then with respect to the valet parking pass(es) that Tenant no longer rents, Tenant shall no longer have the right to rent such valet parking pass(es), but Tenant may, subject to availability as reasonably determined by Landlord, rent one (1) or more valet parking passes on a month-to-month basis; provided, however, in no event shall the total number of valet parking passes rented by Tenant at any time exceed the number of valet parking passes set forth in Section 9 of the Summary.  Tenant shall pay to Landlord (or its designee) for the parking passes on a monthly basis at the prevailing rate charged from time to time at the location of such parking passes.  In addition to any fees that may be charged to Tenant in connection with its parking of automobiles in the Project parking facilities, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant.  Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease.  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements.  Landlord may, at any time, institute valet assisted parking, tandem parking stalls, "stack" parking, or other parking program within the Project parking facility, the cost of which shall be included in Operating Expenses.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.  The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval other than to a Permitted Transferee.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1Terms; Captions.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the  Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor; provided, however, that Landlord agrees to reimburse Tenant for Tenant's reasonable attorneys' fees actually incurred in the review and negotiation of any such documentation.

29.5Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, and Tenant shall attorn to such transferee.  Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6Prohibition Against Recording or Publication.  Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant; provided, however, nothing herein shall prevent Tenant from filing all or any portion of this Lease with the SEC if required by Applicable Laws to do so, as reasonably determined by Tenant.

29.7Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.  Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises.  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease)or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, any Casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease and except as to Tenant's obligations under Articles 5 and 24 of this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.  Any party claiming Force Majeure shall promptly notify the other party of such claim in writing, along with a statement regarding the anticipated length of such Force Majeure delay.

29.17Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18Notices.  All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be (A)  delivered by a nationally recognized overnight courier, or (B) delivered personally.  Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given.  If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.  The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.19Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20Authority.  If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, within ten (10) business days of demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California.

29.21Attorneys' Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  IN ANY ACTION OR PROCEEDING ARISING FROM THE SUBJECT MATTER OF THIS LEASE, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Landlord shall pay the Brokers pursuant to the terms of separate written commission agreements.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26Project or Building Name and Signage.  Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28Confidentiality.  Notwithstanding anything to the contrary in this Lease, if Tenant reasonably determines on advice from its legal counsel that it is required to disclose all or part of this Lease to a governmental authority in order to comply with any applicable governmental regulations, then Tenant shall be permitted to do so without being in violation of this Lease.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, prospective purchasers, prospective lenders, investors, or any independent auditors, third party's designated to review Direct Expenses, its directors, officers, employees, attorneys, or proposed Transferees, provided that such prospective parties agree to abide by the terms of this confidentiality provision.  Landlord acknowledges that the content of this Lease and any related documents are confidential information (including information provided to Landlord pursuant to Section 17.2 above or with respect to any financial statements required to be delivered to Landlord elsewhere in this Lease).  Moreover, Tenant has advised Landlord that Tenant may be obligated to regularly provide financial information concerning the Tenant and/or its affiliates to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information regarding this Lease, but only to the extent such disclosures are deemed to be "material" within the meaning of applicable securities laws or otherwise requested or required for compliance purposes.  In addition, the parties' respective confidentiality obligations set forth in this Section 29.28 shall not apply to any information or document which:  (a)  was lawfully in Landlord's or Tenant's possession prior to the time of disclosure by or on behalf of the other party; (b) is or becomes generally available to the public through no fault, omission, or other act of Landlord or Tenant, as the case may be; (c) is or was obtained from a third party, provided that such third party is not known by the disclosing party to be subject to a confidentiality agreement with the non-disclosing party; (d) was or is independently developed, discovered, or arrived at by or for Landlord or Tenant, as the case may be, without reference to, aid from or reliance upon the confidential information, or (e) is disclosed by Landlord or Tenant, as the case may be, in connection with the enforcement of the terms of this Lease.  Subject to the immediately preceding sentence and the immediately following sentence, Landlord shall keep the content of this Lease and any related documents strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord's financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, prospective lenders, prospective purchasers, and current and potential partners, provided such prospective lenders, purchasers and partners agree to abide by the terms of this confidentiality provision.  Moreover, Landlord has advised Tenant that Landlord is obligated to regularly provide financial information concerning Landlord and/or its affiliates (including Kilroy Realty Corporation, a public company whose shares of stock are listed on the New York Stock Exchange) to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs and results of operations of its real estate business, including any rents or results of operations affected by this Lease, but only to the extent such disclosures are deemed to be "material" within the meaning of applicable securities laws or otherwise requested or required for compliance purposes.  This Section 29.28 shall survive the expiration or earlier termination of this Lease for one (1) year.

29.29Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30Building Renovations.  It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter.  However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with Applicable Laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building.  Subject to Section 6.4, Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor except as set forth in Section 6.4 above to the extent applicable to any Renovations, shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions.  Notwithstanding the foregoing, in exercising its rights pursuant to this Section 29.30, Landlord shall use commercially reasonable efforts to minimize interference with Tenant use of, occupancy of and access to the Premises including, without limitation, performing such work after normal business hours with respect to work taking place in the Premises.  With respect to any renovations which take place outside of the Premises, Landlord shall use commercially reasonable efforts to minimize the impact of any Renovations on Tenant's access to, use of and occupancy of the Premises, including, without limitation, taking all commercially reasonable steps to minimize noise and dust intrusion into the Premises resulting from any Renovations.

29.31No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.32Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use Landlord's designated contractor for provision of cabling and riser management services (or, if Landlord does not have a designated contractor, then an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith.  All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements").  Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal.  In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant.  Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization's "2002 National Electrical Code")), or (3) otherwise represent a dangerous or potentially dangerous condition.

29.33Hazardous Substances.

29.33.1Definitions.  For purposes of this Lease, the following definitions shall apply: "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity.  "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2Compliance with Environmental Laws.  Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease.  Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises.  However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant's routine office operations (such as printer toner and copier toner and normal janitorial cleaning supplies) (hereinafter the "Permitted Chemicals").  Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials.  However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.33.3Tenant Hazardous Materials.  Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) with respect to the Premises, be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws.  "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law.  On or before the Lease Commencement Date and on each annual anniversary of the Lease Commencement Date thereafter, as well as at any other time following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof if other than Permitted Chemicals.  At any time following Tenant's receipt of a request from Landlord, Tenant shall promptly complete an "environmental questionnaire" using the form then-provided by Landlord.  Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease).  Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence in any Phase of the Premises, the Building or the Project prior to the applicable Delivery Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant's control.

29.33.4Intentionally Omitted.

29.33.5Indemnifications.  Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs:  (A) was related to Hazardous Materials present in the Premises prior to the Delivery Date of the subject Phase of the Premises, or (B) was a result of actions caused or knowingly permitted by Landlord or a Landlord Party.   Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys' fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.  Notwithstanding anything to the contrary set forth in the Lease, the Tenant's indemnity in this Section shall not include any Hazardous Materials that were located at the subject Phase of the Premises prior to the subject Delivery Date, nor any Hazardous Materials placed on the Premises or the Project by Landlord, its employees, agents, or contractors or any third party not under Tenant's control.  In the event that:  (x) Hazardous Materials are discovered in the Premises in violation of applicable Environmental Laws, and (y) such presence existed prior to the subject Delivery Date, Landlord shall, at Landlord's sole cost and expense, promptly remediate such Hazardous Materials in compliance with applicable Environmental Laws.  If following delivery of any Phase of the Premises to Tenant, (A) Tenant discovers the presence of Hazardous Materials in the subject Phase of the Premises, and (B) such Hazardous Materials must be remediated by Landlord before Tenant can proceed with the Tenant's initial Improvements in such Phase, then Tenant shall be entitled to one day of free Base Rent with respect to the subject Phase of the Premises for each day of delay caused by Landlord's remediation of such Hazardous Materials in accordance with all applicable Environmental Laws.

29.34Development of the Project.

29.34.1Subdivision.  Landlord reserves the right to further subdivide all or a portion of the Project.  Tenant agrees to execute and deliver, within ten (10) business days of written demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.34.2The Other Improvements.  If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project.  Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.

29.34.3Construction of Project and Other Improvements.  Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc.  which are in excess of that present in a fully constructed project.  Subject to Section 6.4 above, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.35Office and Communications Services.

29.35.1The Provider.  Landlord has advised Tenant that certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building by a concessionaire (which may or may not have exclusive rights to offer such services in the Building) under contract to Landlord ("Provider").  Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.35.2Other Terms.  Tenant acknowledges and agrees that:  (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.36Water Sensors.  Tenant shall, at Tenant's sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water Sensors").  The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the "Sensor Areas").  In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's sole and absolute discretion.  With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease.  Tenant shall, at Tenant's sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease.  Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors.  Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant's sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party).  If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the reasonable cost thereof to Tenant.

29.37No Discrimination.  Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:  that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.38LEED Certification.  Landlord may, in Landlord's sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time).  In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall, at Tenant's sole cost and expense, promptly cooperate with the Landlord's efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant's billing information pertaining to trash removal and recycling related to Tenant's operations in the Project).  Landlord shall provide reasonably detailed information regarding the specific actions Tenant is required to take in order to meet such LEED certification.

29.39Utility Billing Information.  In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's sole and absolute discretion), Tenant shall promptly, but in no event more than ten (10) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose information concerning Tenant's energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure").  Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure.  Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure.  The terms of this Section 29.39 shall survive the expiration or earlier termination of this Lease.

29.40Green Cleaning/Recycling.  To the extent a "green cleaning program" and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord's sole and absolute discretion), Tenant shall, at Tenant's sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors).  Landlord shall provide reasonably detailed information to Tenant regarding the elements Tenant is required to comply with in connection with such green cleaning program and/or recycling program.  To the extent Tenant negligently or intentionally fails to comply with any of Landlord's recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.41Shuttle Service.  Subject to the provisions of this Section 29.41, so long as Landlord, in Landlord's sole and absolute discretion, permits a shuttle service (the "Shuttle Service") to operate at the Project, Tenant's employees ("Shuttle Service Riders") shall be entitled to use the Shuttle Service operated at the Project.  The use of the Shuttle Service shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord, in its sole and absolute discretion, and/or the operator of the Shuttle Service and Landlord shall provide a copy of such rules and regulations to Tenant.  Landlord and Tenant acknowledge that the use of the Shuttle Service by the Shuttle Service Riders shall be at their own risk and that the terms and provisions of Section 10.1 of this Lease shall apply to Tenant and the Shuttle Service Rider's use of the Shuttle Service.  The costs of operating, maintaining and repairing the Shuttle Service shall be included as part of Operating Expenses.  Tenant acknowledges that the provisions of this Section 29.41 shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Shuttle Service (or any other shuttle service) throughout the Lease Term, and Landlord shall have the right, at Landlord's sole discretion, to expand, contract, eliminate or otherwise modify all Shuttle Services provided by it.  Landlord or the operator of the Shuttle Service shall have a right to charge a fee to the users of the Shuttle Service.  No expansion, contraction, elimination or modification of any or all Shuttle Services, and no termination of Tenant's or the Shuttle Service Rider's rights to the Shuttle Service shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

29.42Bicycle Parking; Showers; Day-Use Lockers.  Landlord will provide a covered bicycle parking area (with the ability for owners to secure their bicycles) at the Building in a location determined by Landlord in its sole discretion.  Access to such bicycle parking area shall be restricted to Landlord, Tenant, and other tenants and occupants of the Building.  Tenant's use of such bicycle parking area shall be for the parking of bicycles only, and shall be in common with the other tenants and occupants of the Building on a first-come, first-served basis.  No over-night parking or storage of bicycles shall be permitted.  The bicycle parking provided to Tenant pursuant to this Section 29.42 is provided to Tenant solely for use by Tenant's own personnel and such use may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval, which will not be withheld in connection with any sublease or assignment.  Such rights in connection with a sublease or assignment carried out in accordance with the provisions of this Lease.  The cost of the operation, maintenance and repair of such bicycle parking area shall be included in the Operating Expenses to the extent consistent the terms set forth in Article 4, above.  Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of such bicycle parking area.  Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Subject to availability and the Building's Rules and Regulations, Tenant's employees may use the showers and day-use lockers located near the Building lobby.

29.43Open-Ceiling Plan.  In the event that the Premises has an "open ceiling plan", then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the "Penetrating Work"), as Landlord may determine in Landlord's sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto.  Moreover, there shall be no obligation by Landlord or any such third party to enclose or otherwise screen any of such Penetrating Work from view within the Premises, whether during the course of construction or upon completion thereof.  Since Tenant may be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant's use of the Premises; provided, however, such Penetrating Work shall be performed after normal business hours.  Tenant hereby acknowledges that, notwithstanding Tenant's occupancy of the Premises during the performance of any such Penetrating Work, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent except as set forth in Section 6.4 above.  Neither Landlord nor any of the Landlord Parties or any third parties performing the Penetrating Work shall be responsible for any direct or indirect injury to or interference with Tenant's business arising from the performance of such Penetrating Work, nor shall Tenant be entitled to any compensation or damages from Landlord or any of the Landlord Parties or any third parties performing the Penetrating Work for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the performance of the Penetrating Work, or for any inconvenience or annoyance occasioned by the Penetrating Work.  In addition, Tenant hereby agrees to use commercially reasonable efforts to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party's performance of the particular Penetrating Work in an efficient and timely manner.

29.44Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering.  Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders holding a ten percent (10%) or more equitable ownership interest in Tenant, and none of their respective officers, directors or managers is, nor prior to or during the Lease

Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including any "blocked" person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, "Prohibited Persons").  Prior to and during the Lease Term, Tenant, and to Tenant's knowledge, its employees and any person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws.  Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, "Patriot Act" shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

29.45Signatures.  The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking "SIGN", such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"LANDLORD":

KILROY REALTY FINANCE PARTNERSHIP, L.P.,
a Delaware limited partnership

By:KILROY REALTY FINANCE, INC.,

a Delaware corporation,

Its:  General Partner

By: /s/ Jeffrey Hawken
Name: Jeffrey Hawken
Its: COO

By: /s/ Rick Buziak
Name: Rick Buziak
Its: SVP Asset Management

"TENANT":

NEKTAR THERAPEUTICS,

a Delaware corporation

By:/s/ Gil Labrucherie
Name:Gil Labrucherie
Its:Chief Financial Officer

*NOTE:

Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory is authorized to execute this Lease.

EXHIBIT A

360 Third Street

OUTLINE OF PREMISES

EXHIBIT A-1

360 Third Street

OUTLINE OF EACH FIRST OFFER SPACE

./ -///	-1-	360 THIRD STREET Nektar Therapeutics

EXHIBIT A-2

360 THIRD STREET

BASE RENT SCHEDULE

Phase	Suite / Rentable Square Feet ("RSF")	Aggregate RSF from time to time	Estimated Delivery Date*	Estimated Lease Commencement Dates and Estimated Lease Year Dates☐	Base Rent Abatement Period for each applicable Phase ☐☐	Annual Rental Rate per RSF**	Monthly Base Rent (based on Amount of RSF then taken down)▪
Phase I Premises	Suite 104 1,726	1,726	Upon execution	June 1, 2018	3 months June 1, 2018 – August 31, 2018 ($34,520.01)	$80.00	$11,506.67
Phase II Premises	Suite 700 35,402	37,128	January 1, 2019	May 1, 2019[1]	7 months May 1, 2019 – November 30, 2019 ($1,652,093.33)	$80.00	$247,520.00
Phase III Premises	Suite 600 26,624	63,752	August 1, 2019	December 1, 2019	2 months December 1, 2019 – January 31, 2020 ($354,986.67)	$80.00	$425,013.33
Phase IV Premises	Suite 625 12,719	76,471	August 1, 2019	December 1, 2019	2 months December 1, 2019 – January 31, 2020 ($169,586.67)	$80.00	$509,806.67
Phase V Premises	Suite 650A 13,459	89,930	April 1, 2019	August 1, 2019	3 months August 1, 2019 – October 31, 2019 ($269,180.00)	$80.00	$599,533.33
Phase VI Premises	Suite 650B 14,303	104,233	August 1, 2019	December 1, 2019	2 months December 1, 2019 – January 31, 2020 ($190,706.67)	$80.00	$694,886.67
Phase VII Premises	Suite 750 31,703	135,936	November 1, 2019	February 1, 2020	None ($0.00)	$80.00	$906,240.00
End of 1st Lease Year	All Phases	135,936	N/A	April 30, 2020***	None ($0.00)	$80.00	$906,240.00
1st Day of 2nd Lease Year	All Phases	135,936	N/A	May 1, 2020***	None ($0.00)	$82.40	$933,427.20
1st Day of 3rd Lease Year	All Phases	135,936	N/A	May 1, 2021***	None ($0.00)	$84.87	$961,430.02
1st Day of 4th Lease Year	All Phases	135,936	N/A	May 1, 2022***	None ($0.00)	$87.42	$990,272.92
1st Day of 5th Lease Year	All Phases	135,936	N/A	May 1, 2023***	None ($0.00)	$90.04	$1,019,981.10
1st Day of 6th Lease Year	All Phases	135,936	N/A	May 1, 2024***	None ($0.00)	$92.74	$1,050,580.54
1st Day of 7th Lease Year	All Phases	135,936	N/A	May 1, 2025***	None ($0.00)	$95.52	$1,082,097.95
1st Day of 8th Lease Year	All Phases	135,936	N/A	May 1, 2026***	None ($0.00)	$98.39	$1,114,560.89
1st Day of 9th Lease Year	All Phases	135,936	N/A	May 1, 2027***	None ($0.00)	$101.34	$1,147,997.72
1st Day of 10th Lease Year	All Phases	135,936	N/A	May 1, 2028***	None ($0.00)	$104.38	$1,182,437.65
1st Day of 11th Lease Year	All Phases	135,936	N/A	May 1, 2029***	None ($0.00)	$107.51	$1,217,910.78

[1]

If the Phase II Delivery Date occurs on January 1, 2019, then the Phase II Lease Commencement Date will be the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase II Premises, and (ii) May 1, 2019 (i.e., the date which is 4 months after the Phase II Delivery Date).

▪

The initial Monthly Base Rent amount was calculated by multiplying the initial Annual Rental Rate per RSF amount by the number of rentable square feet of space in the applicable Phase of the Premises, and dividing the product thereof by twelve (12).  In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the second (2nd) Lease Year (and continuing on the first (1st) day of each subsequent Lease Year), the calculation of each Monthly Base Rent amount reflects an annual increase of three percent (3%) in the corresponding Annual Rental Rate per RSF amount.

*	Subject to adjustment depending on the actual Delivery Date for the subject Phase of the Premises.
☐	The estimated Lease Commencement Date for each Phase and the estimated Lease Year dates are estimated based on provisions contained in Section 3.2 of the Summary and Section 2.1 of the Lease.
☐☐

Subject to the terms set forth in Section 3.2 of the Lease, the Base Rent attributable to the periods of certain Phases specified in such Section 3.2 shall be abated.  The dates in this column are only estimated dates.

**	The amounts identified in the column entitled "Annual Rental Rate per RSF" are rounded amounts and are provided for informational purposes only.
***	Subject to adjustment depending on the actual first Lease Commencement Date that occurs immediately following the Phase I Lease Commencement Date.

EXHIBIT B

360 Third Street

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Premises.  This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises; provided, however, that the parties hereto acknowledge that the Premises will be delivered in phases and thus there will be multiple iterations of construction of the "Improvements" (as that term is defined in Section 2.1 below) as each Phase of the Premises is delivered to Tenant.  The construction of the Improvements may occur on a Phase by Phase basis or Tenant may elect to perform the Improvements in one (1) or more Phases at the same time, in Tenant's sole discretion.  Tenant currently anticipates performing Alterations in the Phase I Premises pursuant to Article 8 [entitled Alterations] of this Lease, and Tenant does not anticipate requesting reimbursement from the "Improvement Allowance" (as that term is defined in Section 2.1 below) with respect to such Phase I Premises Alterations.  All references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

SECTION 1

DELIVERY OF THE PREMISES

1.1

Delivery of Premises.  Tenant acknowledges that Tenant has thoroughly examined the Phase I Premises but that Tenant has been unable to examine the other Phases of the Premises.  In accordance with the schedule of estimated Delivery Dates set forth in the Lease, Landlord shall deliver each Phase of the Premises and Tenant shall accept each Phase of the Premises from Landlord in its presently existing, "as-is" condition as of the applicable Delivery Date subject to: (i) the immediately following sentence, (ii) Section 1.3 of the Lease; (iii) Section 1.2 below, and (iv) any repair and cleanup items identified by the parties pursuant to Section 1.3 below.  Notwithstanding the foregoing, Landlord represents and warrants to Tenant that, as of the date that Landlord tenders possession of each Phase to Tenant, the Base Building and Building Systems serving such Phase shall be in good working order; provided, however, that (i) Landlord shall not be responsible for any damage to the Base Building caused by Tenant or Tenant's agents, and (ii) any breach by Landlord of the foregoing representation and warranty shall be subject to cure by Landlord and shall not entitle Tenant to terminate this Lease in connection with the same so long as Landlord is diligently pursuing the completion of such cure.

1.2

Compliance.  Notwithstanding the foregoing, in connection with Tenant's construction of the Improvements and to the extent that such Improvements are normal and customary general office improvements, Landlord shall be responsible, at Landlord's sole cost and expense, to the extent such compliance is required in order to allow Tenant to obtain a certificate of occupancy, or its legal equivalent, for each Phase of the Premises for general office use, (i) to cause the restrooms located on the 6th and 7th floors to be in good working order and in compliance with all Applicable Laws, including Title 24 accessibility standards and applicable handicap access codes of the City of San Francisco (collectively, "Legal Compliance Requirements"), as enacted and enforced as of the Delivery Date of the final Phase delivered to Tenant on such floor, (ii) to cause the "path of travel" to each Phase of the Premises (i.e., the most direct route through the Building Common Areas and Project Common Areas starting from the entrance of each Phase of the Premises and ending at the entrance to each Phase of the Premises) to satisfy the Legal Compliance Requirements, as enacted and enforced as of the applicable Phase Lease Commencement Date, and (iii) to perform all work necessary to the Base Building and the Common Areas to satisfy the Legal Compliance Requirements, as enacted and enforced as of the applicable Phase Lease Commencement Date (collectively, the "Code Work").

1.3

Walk-Throughs.  Promptly following the Delivery Date for each Phase of the Premises, Landlord and Tenant shall conduct a walk-through of such Phase of the Premises and identify any necessary repairs which need to be completed in order that the subject Phase be delivered to Tenant in broom clean condition, free of material damage and free of any prior tenant's personal property, furniture or equipment.  Neither Landlord nor Tenant shall unreasonably withhold his or her agreement on repair and cleanup items.  Landlord shall use reasonable efforts to complete all repair and cleanup items within thirty (30) days after agreement thereon.  Once the final Phase of a single floor is delivered, such walk-through shall include a walk-through of the restrooms on such floor.

SECTION 2

IMPROVEMENTS

2.1

Improvement Allowance.  Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of Six Million Seven Hundred Sixty-Seven Thousand Five Hundred and 00/100 Dollars ($6,767,500) (i.e., Fifty and 00/100 Dollars ($50.00) per rentable square foot of the Premises) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Premises (the "Improvements").  In addition to the Improvement Allowance, Tenant shall be entitled to an amount up to $0.15 per rentable square foot of the entire Premises towards the cost of one (1) preliminary space plan for the entire Premises (the "Space Planning Allowance").  Landlord shall not be obligated to pay a total amount for the design and construction of the Improvements which exceeds the Improvement Allowance and the Space Planning Allowance, as applicable.  Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord's property under the terms of this Lease.  Any unused portion of the Improvement Allowance remaining as of the date twelve (12) months after the last Delivery Date, shall remain with Landlord and Tenant shall have no further right thereto.

2.2	Disbursement of the Improvement Allowance.

2.2.1Improvement Allowance Items.  Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the "Improvement Allowance Items"):

2.2.1.1  Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, payment of plan check, permit and license fees relating to construction of the Improvements, which fees and costs under this Section 2.2.1.1 shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Seven and 50/100 Dollars ($7.50) per rentable square foot of the Premises;

2.2.1.2  Intentionally Omitted;

2.2.1.3  The cost of construction of the Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;

2.2.1.4  The cost of any changes in the Base Building when such changes are required by the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith, but excluding any costs that are Landlord's obligation pursuant to the terms of Section 1 of this Work Letter;

2.2.1.5  The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code"), but excluding any costs that are Landlord's obligation pursuant to the terms of Section 1 of this Work Letter;

2.2.1.6  The cost of the "Coordination Fee," as that term is defined in Section 4.2.2.1 of this Work Letter;

2.2.1.7  Sales and use taxes; and

2.2.1.8  All other costs to be expended by Landlord in connection with the construction of the Improvements.

2.2.2Disbursement of Improvement Allowance.  During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1  Monthly Disbursements.  On or before the twentieth (20th) day of each calendar month, during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord:  (i) a request for reimbursement to Tenant of Landlord's pari passu share (calculated in accordance with Section 4.2.1 below) of Tenant's prior payment of the "Contractor," as that term is defined in Section 4.1.1 of this Work Letter, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) paid invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord.  Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request.  Thereafter, Landlord shall deliver a check to Tenant on a pari passu basis (as described in Sections 4.2.1 and 4.2.2 below) made payable to Tenant, in payment of the lesser of:  (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention for each respective "Contract," as that term is defined in Section 4.2.2 below (each such retention to be known as a "Final Retention"), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention(s)), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason.  Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2  Final Retention(s).  Subject to the provisions of this Work Letter, a check payable to Tenant for the Final Retention for any Contract shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Improvements pursuant to such Contract, provided that (i) Tenant delivers to Landlord (a) paid invoices for all Improvements and related costs for which the Improvement Allowance is to be disbursed for such Contract (to the extent such invoices have not previously been delivered to Landlord pursuant to Section 2.2.2.1 above), (b) signed permits for all Improvements completed within the subject Phase of the Premises, and (c) properly executed unconditional mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Tenant's contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Improvements for the subject Contract, (ii) Landlord has reasonably determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, (iii) Architect delivers to Landlord a "Certificate of Substantial Completion", in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the subject Phase(s) of the Premises has been substantially completed, (iv) Tenant delivers to Landlord a "close-out package" in both paper and electronic forms (including, as-built drawings, and final record CADD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report) with respect to the Phase(s) covered by the subject Contract; and (v) a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the subject Phase(s) of the Premises.

2.2.2.3  Other Terms.  Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items.  All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease.

2.3

Building Standards.  Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Premises, and Landlord shall notify Tenant of such Building standard specifications in writing no less than thirty (30) days following the full execution of this Lease by Landlord and Tenant.  The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards.  Landlord may make changes to said specifications for Building standards from time to time; provided, however, that once the "Final Working Drawings," as that term is defined in Section 3.3 below, are approved for the Improvements in any Phase, then Landlord may not require Tenant to comply with subsequently modified Building standards with respect to the Improvements.  Removal requirements regarding the Improvements are addressed in Article 8 of this Lease.

2.4

Water Sensors.  In connection with the construction of the Improvements pursuant to the terms of this Work Letter, Tenant shall, at Tenant's sole cost and expense (which may be deducted from the Improvement Allowance in accordance with the provisions of Section 2.2 of this Work Letter), install Water Sensors (as more particularly contemplated by the terms of Section 29.36 of this Lease).  The Water Sensors so installed by Tenant shall be subject to the terms and conditions set forth in Section 29.36 of this Lease.

2.5

Removal Requirements.  Tenant's removal requirements with respect to the Improvements are set forth in Section 8.5 of this Lease, including Tenant's right to request that Landlord waive certain removal requirements pursuant to the terms thereof.

SECTION 3

CONSTRUCTION DRAWINGS

3.1

Selection of Architect/Construction Drawings.  Tenant shall retain the architect/space planner designated by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Landlord hereby pre-approves Flad Architects as the Architect.  Tenant shall retain the engineering consultants designated by Landlord, consisting of Pioneer Fire, Trane Controls and Pyro Comm (the "Engineers"), to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building.  Landlord hereby approves Interface Engineering as an Engineer for the Improvements.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2

Final Space Plan.  Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the subject Phase of the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan.  The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the subject Phase of the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.  If Landlord fails to notify Tenant of Landlord's approval or disapproval of any such Final Space Plan within such five (5) business day period, Tenant shall have the right to provide Landlord with a second written request for approval (a "Second Request") that specifically identifies the Final Space Plan and contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 3.2 OF THE WORK LETTER ATTACHED TO THE LEASE.  IF LANDLORD FAILS TO RESPOND WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE FINAL SPACE PLAN."  If Landlord fails to respond to such Second Request within three (3) business days after receipt by Landlord, the Final Space Plan in question shall be deemed approved by Landlord.

3.3

Final Working Drawings.  After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the subject Phase of the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below.  Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the subject Phase of the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval.  Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings.  Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the subject Phase of the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.  If Landlord fails to notify Tenant of Landlord's approval or disapproval of any such Final Working Drawings within such ten (10) business day period, Tenant shall have the right to provide Landlord with a second written request for approval (a "Working Drawing Second Request") that specifically identifies the Final Working Drawings and contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 3.3 OF THE WORK LETTER ATTACHED TO THE LEASE.  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE FINAL WORKING DRAWINGS."  If Landlord fails to respond to such Working Drawing Second Request within five (5) business days after receipt by Landlord, the Final Working Drawings in question shall be deemed approved by Landlord.  Subject to Landlord's obligation to perform the Code Work, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant may elect to either:  (i) value engineer the Final Working Drawings so as to reduce or eliminate such cost, or (ii) pay the cost of such required changes in advance upon receipt of notice thereof, and in either case Tenant shall pay all direct architectural and/or engineering fees in connection with such Base Building changes, plus five percent (5%) of such direct costs for Landlord's servicing and overhead.

3.4

Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the subject Phase of the Premises by Tenant.  After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the subject Phase of the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  Subject to Section 3.6 below, no changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned, or delayed.

3.5

Electronic Approvals.  Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to

Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.
3.6

Change Orders.  In the event Tenant desires to make any material changes to the Approved Working Drawings, Tenant shall deliver written notice (the "Drawing Change Notice") of the same to Landlord, setting forth in detail the proposed changes (the "Tenant Change") Tenant desires to make to the Approved Working Drawings.  Within three (3) business days following receipt of a Drawing Change Notice, Landlord shall deliver written notice to Tenant of either (i) Landlord's approval of the proposed Tenant Change, or (ii) its disapproval of the proposed Tenant Change (not to be unreasonably withheld, conditioned or delayed, in accordance with Landlord's rights under Section 3.4 of this Work Letter) specifying in reasonably sufficient detail the reasons for Landlord's disapproval.  If Landlord fails to notify Tenant of Landlord's approval or disapproval of any such Tenant Change within such three (3) business day period, Tenant shall have the right to provide Landlord with a second written request for approval (a "Tenant Change Second Request") that specifically identifies the Tenant Change and contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 3.6 OF THE WORK LETTER ATTACHED TO THE LEASE.  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE TENANT CHANGE."  If Landlord fails to respond to such Tenant Change Second Request within five (5) business days after receipt by Landlord, the Tenant change in question shall be deemed approved by Landlord.  Tenant shall pay all additional costs and fees, if any, attributable to such Tenant Change, subject to Section 4.2.1 below.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1	Tenant's Selection of Contractors.

4.1.1The Contractor.  A general contractor shall be retained by Tenant to construct the Improvements.  Such general contractor ("Contractor") shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.  Notwithstanding the foregoing, Landlord hereby approves the following contractors: XL Construction, Swinerton Builders, SC Builders and GCI Construction.

4.1.2Tenant's Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed.  If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval.  All of Tenant's Agents retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

4.2	Construction of Improvements by Tenant's Agents.

4.2.1Estimated Budget.  Prior to the commencement of the construction of any Improvements, Tenant shall prepare a preliminary space plan for the Improvements to be constructed in all Phases of the Premises (other than in the Phases I Premises, which shall be governed by Article 8 of the Lease), provided that Tenant shall be required to obtain Landlord's approval of the Final Space Plan and Final Working Drawings pursuant to Sections 3.2 and 3.3 above regardless of Tenant's preparation of a preliminary space plan for the Improvements.  Tenant shall obtain a quote from the Contractor to construct the Improvements based on such preliminary space plan.  Tenant shall provide Landlord with a copy of the Contractor's quote.  Tenant shall also provide Landlord with a detailed preliminary budget of costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor (the "Estimated Budget").  The Estimated Budget shall be subject to Landlord's reasonable approval.  Prior to the commencement of construction of the Improvements, the parties shall determine the difference between the amount of the Estimated Budget and the amount of the Improvement Allowance.  Tenant shall be the party to pay the Contractor and other parties upon the Contractor's or such other parties' submittal of their requests for payment and the other documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, and Tenant shall be reimbursed by Landlord from the Improvement Allowance for Landlord's pari passu share of such payments in accordance with this Section 4.2.1 and Section 2.2.2 above.  In the event that the total costs shown on the Estimated Budget are equal to or less than the amount of the Improvement Allowance (taking into account any amounts expended from the Improvement Allowance in connection with the preparation of the Construction Drawings, and the cost of all other Improvement Allowance Items incurred prior to the commencement of construction of the Improvements), then Landlord's pari passu share of each amount requested by the Contractor or otherwise to be disbursed under this Work Letter based on the Estimated Budget shall be 100%, subject to the disbursement process set forth in Section 2.2.2 above.  In the event that the total costs shown on the Estimated Budget are greater than the amount of the Improvement Allowance (taking into account any amounts expended from the Improvement Allowance in connection with the preparation of the Construction Drawings, and the cost of all other Improvement Allowance Items incurred prior to the commencement of construction of the Improvements) (the "Over-Allowance Amount"), then Tenant's pari passu share of each disbursement shall be equal to the ratio of the Over-Allowance Amount to the amount of the Estimated Budget (after deducting from the Estimated Budget any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Improvement Allowance Items incurred prior to the commencement of construction of the Improvements), and Landlord's pari passu share shall be equal to the difference between 100% and Tenant's pari passu share.  In the event that, after the Estimated Budget has been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall change, any additional costs necessary to such design and construction in excess of the Estimated Budget shall be paid by Tenant out of its own funds, provided that Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord's approval with respect to such additional costs.

4.2.2Construction Contract; Cost Budget.  Tenant shall engage the Contractor under a Stipulated Sum Agreement (or Guaranteed Maximum Price Contract) accompanied by Landlord's general terms and conditions ("General Conditions"), which General Conditions shall be in the form attached as Schedule 1 hereto (collectively, the "Contract").  The Contract shall include the provision set forth in Schedule 2 attached hereto.  At such time as Tenant enters into a Contract, Tenant shall provide Landlord with a final budget with respect to the Improvements covered by such Contract.  Prior to the commencement of the construction of the Improvements within the applicable Phase(s), and after Tenant has accepted all bids for the Improvements within such Phase(s), Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements within each Phase to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract with respect to such Phase(s) (the "Final Costs").  If the Final Costs for the subject Phase(s) are estimated to be more than such amounts shown on the Estimated Budget, then the pari passu ratio described in Section 4.2.1 above shall be equitably modified by Landlord and Tenant, provided that (i) in no event shall Landlord be obligated to pay an aggregate amount in excess of the Improvement Allowance and the Space Planning Allowance for the design and construction of all of the Improvements for all of the Phases combined, and (ii) Landlord's obligations to pay Landlord's pari passu share with respect to the subject Phase(s) shall be subject to Landlord's right to retain the Final Retention(s) pursuant to Section 2.2.2 above.

4.2.2Tenant's Agents.

4.2.2.1  Landlord's General Conditions for Tenant's Agents and Improvement Work.  Tenant's and Tenant's Agent's construction of the Improvements shall comply with the following:  (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements.  Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the product of (i) one percent (1%), and (ii) the total hard costs of constructing the Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.

4.2.2.2  Indemnity.  Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Improvements and/or Tenant's disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the subject Phase of the Premises.

4.2.2.3  Requirements of Tenant's Agents.  Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4  Insurance Requirements.

4.2.2.4.1  General Coverages.  All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant's contractors pursuant to Section 10.8 of this Lease.

4.2.2.4.2  Special Coverages.  Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3  General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site.  Tenant will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents.  All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter.

4.2.3Governmental Compliance.  The Improvements shall comply in all respects with the following:  (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4Inspection by Landlord.  Except with respect to any Phase of the Premises which is then occupied by Tenant in which case Landlord's entry requirements shall be governed by Section 27 of the Lease, Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Improvements constitute Landlord's approval of the same.  If Landlord identifies any defects in the Improvements, or deviations in the construction of the Improvements from the Approved Working Drawings (including any approved Tenant Change), then Landlord shall so notify Tenant.  Landlord and Tenant shall meet and determine whether in fact such defect or deviation exists, each acting in good faith.  If Tenant agrees or it is otherwise determined by a third party contractor or consultant agreed upon by Landlord and Tenant to make such determination (the "Third Party Consultant") that such defect or deviation exists, then the same shall be rectified by Tenant at no expense to Landlord (subject to disbursement from the Improvement Allowance), provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part absent any negligence on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.  If the Third Party Consultant confirms that a defect or deviation exists, then Tenant shall be the party responsible for the cost of such Third Party Consultant, and if the Third Party Consultant does not find that a defect or deviation exists, then Landlord shall bear the cost of such Third Party Consultant.

4.2.5Meetings.  Within thirty (30) days following the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings may be held telephonically, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  Notwithstanding the foregoing, following commencement of construction of the Improvements, such meetings shall be held at the Building and include the review of Contractor's current request for payment.

4.3

Notice of Completion; Copy of Record Set of Plans.  Within fifteen (15) business days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the subject Phase of the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the subject Phase of the Premises.

SECTION 5

MISCELLANEOUS

5.1

Tenant's Representative.  Tenant has designated Robert Bacci as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is RBacci@nektar.com and phone number is (415) 482-5661, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2

Landlord's Representative.  Landlord has designated Scott Halfwassen and Kevin Ryan (whose e-mail addresses are shalfwassen@kilroyrealty.com and kryan@kilroyrealty.com, respectively, and phone numbers are (415) 778-5676 and (415) 778-7749, respectively, for purposes of this Work Letter), who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3

Time of the Essence in This Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4

Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

SCHEDULE 1 TO EXHIBIT B

360 Third Street

GENERAL CONDITIONS

LANDLORD'S GENERAL Terms and CONDITIONS

INDEMNIFICATION

•

To the fullest extent permitted by law, Contractor shall defend all claims through legal counsel acceptable to KRC Entity and any of the other Indemnitees requiring defense, and indemnify and hold KRC Entity, Kilroy Realty, L.P., Kilroy Realty Corporation, Kilroy Realty Finance Partnership, L.P., , and any lender for the Project, and their respective parents, subsidiaries, shareholders, parents, members and affiliates at every tier, and all of the respective officers, directors, employees, partners, members, and shareholders of all of the foregoing, and all of the respective heirs, executors, successors and assigns of all of the foregoing (collectively referred to as "Indemnitees") harmless from and against each and all of the following: (1) any claim, demand, liability, loss, damage, cost, expense, including reasonable attorneys’ fees, awards, fines, or judgments (collectively "Liabilities") arising out of, or relating in any way, directly or indirectly, to the Work, death or bodily or personal injury to persons, injury or damage to tangible property, including the loss of use therefrom, construction defects, or other loss, damage or expense; (2) any and all Liabilities sustained by the Indemnitees, including reasonable attorneys’ fees, on account of or through the misuse of the land which is the Project location, the improvements thereon, or any part of either by a Contractor Party, or by any other person whomsoever thereon, at the invitation, express or implied, of a Contractor Party, or by permission of a Contractor Party arising out of or indirectly or directly due to or resulting from the performance of the Work by a Contractor Party; (3) any Liabilities, including reasonable attorneys’ fees, by reason of the misuse by a Contractor Party or any of its agents, servants, employees, invitees, licensees or permittees of the Project or any part thereof, or the improvements situated thereon; and (4) any negligence or willful misconduct or breach of the Agreement by any Contractor Party.

•

This indemnity shall survive the expiration or termination of the Agreement and shall remain in effect until such time as an action on account of any matter covered by such indemnity is barred by applicable statute of limitations. Contractor’s indemnification obligation under these Landlord General Terms and Conditions ("General Conditions") shall apply regardless of the passive negligence of Indemnitees, except to the extent that such indemnity is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of the Agreement, and except where such Liabilities are the result of the active negligence, in whole or in part, or willful misconduct of Indemnitees or independent contractors who are directly responsible to Indemnitees other than a Contractor Party.

•

This indemnity shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist in favor of the Indemnitees under the Agreement, at law or in equity, as to any part or person described in these Landlord General Conditions or otherwise. Nothing herein shall be deemed to abridge the rights, if any, of Owner or any of the other Indemnitees to seek contribution where appropriate. For the purposes of these Landlord General Terms and Conditions, Owner shall be deemed to mean KRC Entity.

•

As used herein, the term "Contractor Party" means Contractor, Contractor's Subcontractors of every tier, consultants and/or material suppliers and their respective employees, agents and/or representatives.

•

In connection with any and all Claims against the Indemnitees and by any employee of the Contractor, any Subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under these Landlord General Conditions shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor or any Subcontractor under worker's or workmen's compensation acts, disability benefit acts or other employee benefit acts except to the extent of any Indemnitees active negligence and/or willful conduct, in whole or in part.

•

Indemnified Liabilities under these Landlord General Conditions shall include, without limitation: (1) injury or damage consequent to misuse by Contractor, its Subcontractor, agents, and all other kinds of items of equipment, whether or not the same be owned, furnished or loaned by Owner.

•

The Contractor’s indemnity obligations under these Landlord General Conditions shall, but not by way of limitation, specifically include all claims and judgments which may be made against the Indemnitees under any “safe place to work” or similar-type statute, similar laws of a state or other governmental body having jurisdiction, and against claims and judgments arising from violation of public ordinances and requirements of governing authorities due to the Contractor’s or Subcontractor’s method of execution of the Work.  The Contractor's indemnity obligations shall also specifically include, without limitation, all fines, penalties, damages, liability, costs, expenses (including, without limitation, reasonable attorneys' fees), and punitive damages (if any) arising out of, or in connection with, any:  (i) violation or failure to comply with any law, statute, ordinance, rule regulation, code, or requirement of a public authority that bears upon the performance of the Work by the Contractor, a Subcontractor, or any person or entity for whom either is responsible, (ii) means, methods, procedures techniques, or sequences of execution or performance of the Work by the Contractor, a Subcontractor, or any person or entity for whom either is responsible, and (iii) failure to secure and pay for permits, fees, approvals, licenses, and inspections as required under the Contract Documents, or any violation of any permit or other approval of a public authority applicable to do the Work, by the Contractor, a Subcontractor, or any person or entity for whom either is responsible.

•

Except as otherwise expressly set forth herein, the indemnification obligations of the Contractor under the Agreement shall be limited only to the extent required by the laws of the State in which the Project is located and as set forth herein.

CONTRACTOR’S LIABILITY INSURANCE

•

The Contractor shall, for the protection and benefit of the "Indemnitees" (as that term is defined above) and Contractor, and as part of the Contractor’s efforts to satisfy the obligations set forth in these Landlord General Conditions, procure, pay for, and maintain in full force and effect, at all times during the performance of the Work, or for such duration as required by applicable laws, policies of insurance issued by a carrier with an A.M. Best’s Rating of not lower than A- VII, , which afford, at a minimum, the coverages set forth hereinbelow.  All such insurance shall be written on an occurrence basis (with the exception of Contractor's Professional

Liability Insurance policy, if any).  The Contractor shall deliver to the Owner, within ten (10) days of the date of the Agreement and prior to bringing any equipment or personnel onto the site of the Work or the Project site, Certificates of Insurance in form and substance satisfactory to the Owner evidencing the required coverages with limits not less than those required hereunder.  The coverage afforded under any insurance policy obtained under or pursuant to these Landlord General Conditions shall be primary to any valid and collectible insurance carried separately by any of the Indemnitees. All policies and Certificates of Insurance shall expressly provide that no less than thirty (30) days’ prior written notice shall be given the Owner in the event of cancellation and non-renewal of the coverage contained in such policy or evidenced by such certified copy or Certificate of Insurance.

o

Workers' Compensation including Occupational Disease insurance meeting the statutory requirements of the state in which the Work is performed and Employers' Liability Insurance in an amount of at least $1,000,000.00 bodily injury each accident, $1,000,000.00 bodily injury by disease policy limit, and $1,000,000.00 bodily injury by disease each employee.  Policy must waive subrogation against Owner.  If Workers' Compensation Insurance is not required by the state or no other employees are involved other than the Contractor and Workers' Compensation Insurance is not applicable, evidence of personal medical insurance must be provided as well as a letter from the Contractor's Insurance Agent or Broker stating such exemption.

o

Commercial General Liability Insurance providing minimal limits of $1,000,000.00 per occurrence for bodily injury and property damage, $2,000,000.00 for Products/Completed Operations aggregate limit; $1,000,000.00 for Advertising and Personal Injury; $2,000,000.00 in the general aggregate limit.  Policy must be on per occurrence form.  The policy must designate additional insureds listed below and provide Premises/Operations, Contractual, Independent Consultants, Broad Form Property Damage, Personal Injury, Blanket Contractual covering indemnities within Contract Documents and Products and Completed Operations coverages.  XCU Exclusions must be deleted when applicable to operations performed by Contractor.

▪

Contractor shall agree to maintain Products and Completed Operations coverage until the expiration of all applicable statutes of limitation, but in no event less than ten (10) years from the date the Project is completed.  Contractor shall continue to provide Certificates of Insurance to Owner during such period.  In addition, Contractor shall obtain an endorsement to its Commercial General Liability policy to cover the Contractor's obligations above.

▪

In addition to the foregoing, Contractor shall provide a Certificate of Insurance evidencing Umbrella Liability coverage in a commercially reasonable amount. for Bodily Injury and Property Damage combined.

o	Commercial Automobile Liability on occurrence basis covering all Owned, Non-Owned, and Hired Vehicles in a minimum amount of $1,000,000.00, combined single limit, bodily injury and property damage.

o

In addition to other insurance required by statute or under provisions of the Contract, to the extent Contractor is to provide any design-build work in connection with the Project, Contractor shall provide Professional Liability Insurance, issued by an insurance carrier approved in advance by the Owner and licensed to provide such coverage in the State where the Project is located, to compensate the Owner for all negligent acts, errors, and omissions by the Contractor, its firm or company, its agents, its employees, and its consultants (as applicable) arising out of the Contract.  Such Professional Liability Insurance policy shall provide coverage amounts not less than $1,000,000.00 per incident, and $1,000,000.00 annual aggregate.

o

Certificates of above insurance must not be canceled, not renewed or materially changed before thirty (30) days written notice by mail to the Owner, and certificates of insurance shall so state said notice will be furnished.  Renewals shall be forwarded to Owner  as soon as possible after the  expiration thereof.

o

It is understood and agreed that the insurance coverages and limits required above shall not limit the extent of the Contractor’s, or any Subcontractor’s, responsibilities and liabilities with respect to the Project.

o

All insurance provided or required to be provided by Contractor and all Subcontractors shall be issued by insurance companies rated at least  A- VII in the current edition of Bests’ Insurance Guide.  The maintenance in full current force and effect of such coverage shall be a condition precedent to the payment obligations to pay under the construction contract.  If evidence of the required insurance coverage is not produced promptly on demand, Owner shall have the right, after notification to the insured to procure the required insurance on behalf of Contractor and to charge Contractor for the costs to procure such insurance, but Owner shall not be under any liability to do so.  The coverage amounts listed above shall be the minimum insurance coverage amounts required for each applicable insurance policy.

o

Contractor waives all rights against Owner for damages to Contractor's personal property caused by fire or other perils covered under an All Risk Physical Damage Insurance Policy, and similar waivers shall be obtained from all consultants performing any of the services required hereunder.

o

KRC Entity, and the Indemnitees for the Project (collectively, the "Owner Parties") shall be named additional insureds (pursuant to ISO Form 20 10 11 85 or its equivalent and ISO Form CG 20 32 07 04) under Contractor's Commercial General Liability and Automobile Liability policies mentioned above, but only to the extent of liabilities falling within Contractor’s indemnity obligations, pursuant to the terms of this agreement. Prior to the commencement of any Work hereunder (and thereafter as coverage expires and is renewed or new coverage obtained), Contractor shall provide Owner with a certificate or endorsement naming the Owner Parties as additional insureds with respect to such insurance policies.  Owner, in addition to being a named additional insured, shall also be provided written confirmation through endorsement on the Certificate of Insurance or policy language that contractual liability has not been excluded from the Commercial General Liability insurance policy described in these Landlord’s General Conditions.

o

The Contractor shall notify the Owner in writing of any reduction in collectible limits and the Contractor shall promptly procure, at no expense to the Owner, such additional coverage as is necessary to restore the valid and collectible limits of such insurance to that required under these Landlord General Conditions.  Written notice to Owner shall be made by the Contractor as soon as possible of the Contractor becoming aware of an event of loss.  If the event of loss is a theft, a police report shall be required for a claim.  Other losses shall be fully documented, including photos and full cost accounting.  If the Contractor’s documentation is incomplete and the claim is subsequently denied, the cost of repair or replacement shall not be included in the Contract Sum and shall be an expense of the Contractor.

o	In addition to the above, the Contractor shall assure that the above-referenced insurance includes the following types of coverage:

▪	Claims under workers’ compensation, disability benefit and other similar employee benefit acts that are applicable to the Work to be performed;

▪	Claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;

▪	Claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s employees;

▪	Claims for damages insured by personal injury liability coverage;

▪	Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

▪	Claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

▪	Claims for bodily injury or property damage arising out of completed operations, which coverage shall be maintained for no less than ten (10) years following final payment;

▪

Claims involving contractual liability insurance applicable to the Contractor’s obligations under the Contract Documents, including,  those indemnity obligations set forth in these Landlord General Conditions; and

▪	Claims on account of design errors and/or omissions provided by Subcontractors and consultants, if any.

•

Contractor’s insurance policies shall include a severability of interest or cross-liability endorsement and provide that an act or omission of one of the named or additional insureds shall not reduce or avoid coverage to another named or additional insured and shall afford coverage for all claims based upon insurable acts, omissions, injuries or damages from which the claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.  Contractor’s insurance policies shall also contain endorsements:  (i) deleting any employee exclusion on personal injury coverage, (ii) including employees as additional insureds and (iii) providing host liquor liability coverage.

•

The Contractor shall cause the commercial liability coverage required by these Landlord’s General Conditions to include (1) the Owner as an additional insured for claims caused in whole or in part by the Contractor’s negligent acts or omissions during the Contractor’s operations; and (2) the Owner as an additional insured for claims made under the Contractor’s completed operations coverage.  Such policy will be endorsed that the Contractor’s policy will be primary and the Owner’s policy will be non-contributory.

•

If the Contractor fails to purchase and maintain, or require to be purchased and maintained, any insurance required under these Landlord General Conditions, the Owner may, but shall not be obligated to, upon five (5) days’ written notice to the Contractor, purchase such insurance on behalf of the Contractor and shall be entitled to be reimbursed by the Contractor upon demand.

When any required insurance, due to the attainment of a normal expiration date or renewal date shall expire, the Contractor shall supply the Owner with Certificates of Insurance and amendatory riders or endorsements that clearly evidence the continuation of all coverage in the same manner, limits of protection, and scope of coverage as was provided by the previous policy.  If any renewal or replacement policy, for whatever reason obtained or required, is written by a carrier other than that with whom the coverage was previously placed, or the subsequent policy differs in any way from the previous policy, the Contractor shall furnish the Owner with a Certificate of Insurance and applicable additional insured endorsements for any such policy.

•

•

The Contractor shall cause each Subcontractor to (1) procure appropriate to the scope of service provided, and (2) name the Indemnitees as additional insureds under the Subcontractor’s comprehensive/commercial general liability policy and umbrella/excess policy.  The additional insured endorsement included on the Subcontractor’s comprehensive/commercial general liability policy and umbrella/excess policy shall state that coverage is afforded the additional insureds with respect to claims arising out of operations performed by or on behalf of the Contractor.  If the additional insureds have other insurance which is applicable to the loss, such other insurance shall be on an excess or contingent basis.  The amount of the insurer’s liability under this insurance policy shall not be reduced by the existence of such other insurance.

•

In any and all claims against the Owner or any of the Owner’s agents or employees by any employee of the Contractor, its consultants, subcontractors and anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under Landlord General Conditions shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor or its Subcontractors under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts except to the extent of any Indemnitees active negligence and/or willful conduct, in whole or in part.

•	The obligations described in Landlord General Conditions shall survive the termination of the Contract.

•

If any insurance required by these Landlord General Conditions is not available on an “occurrence” basis and such policy is written on a “claims made” basis, such policy shall be subject to the Owner’s prior written approval and must be written so that the effective (or retroactive or prior acts) date of the policy is prior to the date of commencement of any of the Contractor’s Work or services hereunder.  Any such “claims made” basis insurance shall be maintained for the benefit of the Owner, with evidence thereof provided at each renewal of such insurance until the expiration of any applicable statute of limitations, but in any event for a period of not less than ten (10) years following completion by the Contractor of all of its Work and services under the Contract and the Owner’s approval and acceptance of the Work.

•

The acceptance of delivery by the Owner of any certificate of insurance evidencing the required insurance coverages and limits does not constitute approval or agreement by the Owner that the insurance requirements have been met or that the insurance policies shown in the certificates of insurance are in compliance with the requirements of the Agreement.

•

Upon renewal of any such insurance that expires before the termination of the Contractor’s obligation to carry such insurance pursuant to the Contract, the Owner shall be provided with renewal certificates or binders  within 10 business days after such expiration.

•

The Contractor shall immediately report to the Owner and applicable insurance carrier, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by the Contractor or its Subcontractors, or the Contractor’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such a claim

•

If Owner has Builders Risk Coverage and Contractor wishes to make any claim for recovery under said policy, Contractor shall give timely notification to the Owner of the event giving rise to the claim, cooperate with the Owner, and do all things required of it as an insured under such policy, so as to permit the policy to be complied with and a claim to be made thereunder.  The Contractor further agrees that to the extent required under such policy (except property policies), the Contractor shall permit and authorize full subrogation in favor of the insurers of any rights, as against any other person, firm or corporation (other than the Owner, the Owner’s Representative, if any, Lenders and their respective members, managers, partners, officers, agents and employees).

•

It shall be the responsibility of the Contractor not to violate nor knowingly permit to be violated any condition of the policies required under the Contract, and it shall be the Contractor’s duty and responsibility to impose upon each consultant and Subcontractor employed by the Contractor to perform any of the Work described in the Agreement the same responsibilities and obligations imposed upon the Contractor under these Landlord General Conditions.

•

All insurance coverage procured by the Contractor shall be provided by insurance companies having policy holder ratings no lower than  “A-“ VII in the Best's Insurance Guide, latest edition in effect as of the date of the Contract, and subsequently in effect at the time of renewal of any policies required by the Contract Documents.

•

If the Owner or the Contractor is damaged by the failure of the other party to purchase or maintain insurance required under these Landlord General Conditions, then the party who failed to purchase or maintain the insurance shall bear all reasonable costs (including attorneys’ fees and court and settlement expenses) properly attributable thereto.

GENERAL REQUIREMENTS

•

The Contractor acknowledges that the Owner must comply with (i) the requirements of the state in which the Project is located and local jurisdictions, and (ii) any and all of Owner's rules, regulations and requirements (including, without limitation, those set forth in the Lease and attached to the Agreement) relating to the Project and/or any construction work performed in the Building.

•

The Contractor shall only employ labor on the Project or in connection with the Work capable of working harmoniously with all trades, crafts and any other individuals associated with the Project.  The Contractor shall also use its best efforts to minimize the likelihood of any strike, work stoppage or other labor disturbance.  The Contractor shall comply with all requirements of OSHA and shall defend, indemnify and hold the Owner and Indemnitees harmless from any losses or damages it may incur as a result of the Contractor’s failure to comply with OSHA requirements.

•

The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract and shall not unreasonably encumber the Project site with materials or equipment.  Only materials and equipment which are to be used directly in the Work shall be brought to and stored on the Project Site by the Contractor.  After equipment is no longer required for the Work, it shall be promptly removed from the Project Site.  Protection of construction materials and equipment stored at the Project Site from weather, theft, damage and all other adversity is solely the responsibility of the Contractor.

•	The Contractor and any entity for whom the Contractor is responsible shall not erect any sign on the Project Site without the prior written consent of the Owner.

•

The Contractor shall ensure that the Work, at all times, is performed in a manner that affords reasonable access, both vehicular and pedestrian, to the Project Site and all adjacent areas.  The Work shall be performed, to the fullest extent reasonably possible, in such a manner that public and other areas adjacent to the Project Site shall be free from all debris, building materials and equipment likely to cause hazardous conditions.  Without limitation of any other provision of the Contract Documents, the Contractor shall use its best efforts to minimize any interference with the occupancy or beneficial use of the Project in the event of partial occupancy.  In addition, Contractor expressly recognizes and acknowledges that the Building is part of a first-class commercial project and that any activities involving entry to the Building, or the project or center in which the Building is be located, by Contractor or a Contractor Party must be scheduled in advance with the Owner and to the fullest extent possible, outside of normal operating hours for the Building or when Contractor’s and/or the Contractor Party's work shall be the least disruptive to the Building’s operations and that of the Building's tenants, occupants, visitors, customers and invitees.

•

The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract.  During the construction and at the completion of the Work, the

Contractor shall remove from and about the Project waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials, in a manner consistent with all provisions, including, but not limited to, the Legal Requirements, and shall leave all floor services in a broom-clean condition and clean all other surfaces.

•

Owner and any party designated by Owner shall have access to the Project at all times for the purpose of inspecting the Work provided such parties comply with the Contractor's reasonable safety procedures.

SAFETY OF PERSON AND PROPERTY

•	The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

o	employees on the Work and other persons who may be affected thereby (including, without limitation, all tenants, occupants, visitors, customers and/or invitees of the Building);

o

the Work and materials and equipment to be incorporated therein, whether in storage on or off the Project site, under care, custody or control of the Contractor or the Subcontractors, including, without limitation, the Sub-subcontractors; and

o	other property at the Project site or adjacent thereto (including, without limitation, the property of other tenants, occupants, visitors, customers and/or invitees of the Building).

•

The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

•

The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.  The Contractor shall also be responsible, at the Contractor’s sole cost and expense, for all measures necessary to protect any property adjacent to the Project and improvements therein.  Any damage to such property or improvements shall be promptly repaired by the Contractor.

•

The Contractor shall designate a responsible member of the Contractor’s organization at the Project site whose duty shall be the prevention of accidents.  This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

•	The Contractor shall not load or permit any part of the construction or Project site to be loaded so as to endanger its safety.

•	When all or a portion of the Work is suspended for any reason, the Contractor shall securely fasten down all coverings and protect the Work, as necessary, from injury by any cause.

•	In addition to reporting to OSHA and all governmental and insurance agencies, the Contractor shall promptly report in writing to the Owner and Architect all accidents arising out of or in connection with the Work which cause death, personal injury, or property damage, giving full details.  In addition, if death, serious personal injuries, or serious property damages are caused, the accident shall be reported immediately by telephone or messenger to the Owner.

•

The Contractor will comply with and enforce all requirements of OSHA and other governing regulatory agencies which pertain to the safety and protection of persons on the Project site.  The Contractor shall comply with and enforce all of the Owner’s regulations pertaining to the use of the Project Site or the safety and protection of persons and property and all instructions of the Owner including but not limited to instructions relating to signs, advertisements, fires, smoking and hazardous materials.

LICENSING

•

CONTRACTORS ARE REQUIRED BY LAW TO BE LICENSED AND REGULATED BY THE CONTRACTORS’ STATE LICENSE BOARD WHICH HAS JURISDICTION TO INVESTIGATE COMPLAINTS AGAINST CONTRACTORS IF A COMPLAINT REGARDING A PATENT ACT OR OMISSION IS FILED WITHIN FOUR YEARS OF THE DATE OF THE ALLEGED VIOLATION.  A COMPLAINT REGARDING A LATENT ACT OR OMISSION PERTAINING TO STRUCTURAL DEFECTS MUST BE FILED WITHIN TEN YEARS OF THE DATE OF THE ALLEGED VIOLATION.  ANY QUESTIONS CONCERNING A CONTRACTOR MAY BE REFERRED TO THE REGISTRAR, CONTRACTORS’ STATE LICENSE BOARD, P.O. BOX 26000, SACRAMENTO, CALIFORNIA 95826.  The Contractor hereby warrants and represents that it is a duly licensed contractor under the laws of the State of California and that its contractor’s license number is INSERT CONTRACTOR’S LICENSE NUMBER.

•	The Contractor shall make the site of the Work available at reasonable times for inspection by the Owner or the Owner’s representatives;

SCHEDULE 2 TO EXHIBIT B

360 Third Street

PROVISION TO BE INSERTED IN ALL CONTRACTS BETWEEN TENANT AND CONTRACTORS FOR THE CONSTRUCTION OF IMPROVEMENTS

[DRAFTING NOTE:  Make sure the exhibit letter in the body of the paragraph matches the exhibit assigned to Landlord's General Conditions in the Contract, and the section number matches where you are inserting this language into the Contract.]

"[Section]__ Except where expressly provided to the contrary in the Lease, in the event of any conflict between any of the Contract documents, the terms and provisions of the Landlord's General Conditions (attached hereto as Exhibit __) shall control over this Contact, and the terms and provisions of this Contract shall control over those of the other exhibits (excluding Landlord's General Conditions) attached hereto."

EXHIBIT C

360 Third Street

NOTICE OF LEASE TERM DATES

To:_______________________

_______________________

_______________________

_______________________

Re:

Office Lease dated May ___, 2018 (the "Lease"), by and between KILROY REALTY FINANCE PARTNERSHIP, L.P., a Delaware limited partnership ("Landlord"), and NEKTAR THERAPEUTICS, a Delaware corporation ("Tenant"), for approximately _____________ rentable square feet of space commonly known as Suite ______ which is Phase [__] of the Premises located on the ______ (___) floor of that certain office building located at 360 Third Street, San Francisco, California (the "Building").

Dear ________________:

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted Phase [__] of the above-referenced Premises as being delivered in accordance with the Lease.
2.	The Phase [__] Lease Commencement Date shall commence on or has commenced on ______________.
3.	The Lease Term is scheduled to expire on January 31, 2030.
4.	Base Rent with respect to Phase [__] commenced to accrue on __________________, 201[8] in the amount of ________________ per month.
5.	Base Rent with respect to Phase [__] abates from ______, 201[8] and ending on ______, 201[8] in the amount of $_____ per month.
6.

If the Phase [__] Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

7.	Your rent checks should be made payable to __________________ at ___________________.
8.	The rentable square feet of Phase [__] of the Premises is ________________.
9.	Tenant's Share of Direct Expenses with respect to the Phase [__] of the Premises is ________% of the Project.
10.

Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein.  Tenant confirms that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect.  Landlord and Tenant acknowledge and agree that to each party's actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

The parties hereto consent and agree that this letter may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this letter using electronic signature technology, by clicking "SIGN", such party is signing this letter electronically, and (2) the electronic signatures appearing on this letter shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

"Landlord": , a By: Name: Its: By: Name: Its:
Agreed to and Accepted as of ____________, 20__. "Tenant": , a By: Name: Its: By: Name: Its:

EXHIBIT D

360 Third Street

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the  Project.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.

Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent.  Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.  Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.	All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the San Francisco, California area.  Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building.  Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register.  Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building.  Landlord will furnish passes to persons for whom Tenant requests same in writing.  Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons.  The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.

No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord.  All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.   Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.

No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6.

The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.

No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.

Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's prior written consent.  Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

10.

Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.

Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material.  Tenant shall provide material safety data sheets for any hazardous material or substance used or kept on the Premises.

12.	Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.
13.

Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.

Except for the aquarium (the "Aquarium") to be installed as part of Tenant's initial Improvements, Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.

No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.

The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary.  Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.  Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.

Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.	Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.
19.

Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.  Tenant shall participate in recycling programs undertaken by Landlord.

20.

Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Francisco, California without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.  If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant's expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
22.

Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23.

No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant's sole cost and expense.  Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises.  Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights.  Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24.

The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25.	Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.

Tenant must comply with applicable "NO-SMOKING" ordinances and all related, similar or successor ordinances, rules, regulations or codes.  If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.  In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas.  Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles.  No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project.  Cigarettes shall be extinguished only in ashtrays.  Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200') of the main entrance of the Building or the main entrance of any of the adjacent buildings, or (z) within seventy-five feet (75') of any other entryways into the Building.
27.

Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project.  Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof.  Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.  In the event that Landlord elects not to provide access control measures for the benefit of the Premises, the Building or the Project, then Tenant may elect at Tenant's sole cost to provide such services within the Premises for Tenant's sole benefit.

28.	All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.
29.	Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
30.	No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.	No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
32.

Tenant shall not purchase spring water, towels, janitorial or maintenance or other similar services from any company or persons not approved by Landlord.  Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33.

Tenant shall install and maintain, at Tenant's sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the  Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E

360 Third Street

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of ___________, 2018 by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floors of the office building located at 360 Third Street, San Francisco, California ____________, certifies as follows:

1.

Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.

The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.	Base Rent with respect to Phase [__] of the Premises became payable on ____________.
4.	The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.	Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.	Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord's mortgagee.
7.

All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

8.

All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.	No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
10.	As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
11.

If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.	There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.

Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous materials or substances in the Premises.

14.

To the undersigned's knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20_  .

"Tenant": , a By: Its: By: Its:

EXHIBIT F

360 THIRD STREET

FORM OF RECOGNITION OF COVENANTS, CONDITIONS, AND RESTRICTIONS

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

ALLEN MATKINS LECK GAMBLE

MALLORY & NATSIS LLP

1901 Avenue of the Stars, 18th Floor

Los Angeles, California  90067

Attention:  Anton N. Natsis, Esq.

RECOGNITION OF COVENANTS,

CONDITIONS, AND RESTRICTIONS

This Recognition of Covenants, Conditions, and Restrictions (this "Agreement") is entered into as of the __ day of ________, 20___, by and between __________________ ("Landlord"), and  ________________ ("Tenant"), with reference to the following facts:

A.

Landlord and Tenant entered into that certain Office Lease dated _____, 20__ (the "Lease").  Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the "Premises") located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the "Property").

B.

The Premises is located in an office building located on real property which is part of an area owned by Landlord containing approximately ___ (__) acres of real property located in the City of ____________, California (the "Project"), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

C.

Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the "Declaration"), dated ________________, 20___, in connection with the Project.

D.	Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,

1.Tenant's Recognition of Declaration.  Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.

2.Miscellaneous.

2.1This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

2.3This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing.  The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

2.5In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys' fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

2.7If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different from those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

2.8Time is of the essence of this Agreement.

2.9The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

2.10As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

SIGNATURE PAGE OF RECOGNITION OF
COVENANTS, CONDITIONS AND RESTRICTIONS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

"Landlord":

_________________________,

a ________________________

By:
Its:

"Tenant":

,
a
By:
Its:
By:
Its:

EXHIBIT G

360 Third Street

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [(___) ___-____] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]
DATE OF ISSUE:
BENEFICIARY: Kilroy Realty Finance Partnership, L.P. c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department Fax: (310) 481-6530	APPLICANT: [Insert Applicant Name And Address]
LETTER OF CREDIT NO.
EXPIRATION DATE: AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant's Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON ___(Expiration Date)___ AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1.	THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.
2.	BENEFICIARY'S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BENEFICIARY ("LANDLORD") STATING THE FOLLOWING:

"THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE,  HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING."

OR

"THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]'S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ___________ AND HAVE NOT

RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE."

OR

"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."

OR

"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."

OR

"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ________________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE."

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING.

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT'S ACCOUNT.

THIS LETTER OF CREDIT EXPIRES AT OUR ABOVE OFFICE ON MAY 16, 2030.  IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR  FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD.  SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS SUCH ADDRESS IS CHANGED BY TRANSFER OF THIS LETTER OF CREDIT TO A TRANSFEREE (AS THAT TERM IS DEFINED BELOW) OR YOU NOTIFY US OF A CHANGE OF ADDRESS IN WRITING BY RECEIPTED MAIL OR COURIER.  ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE.  IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF MAY 16, 2030 (105 days from the Lease Expiration Date, January 31, 2030).  ANY REFERENCE TO A FINAL EXPIRATION DATE DOES NOT IMPLY THAT WE

ARE OBLIGATED TO EXTEND THE EXPIRATION DATE BEYOND THE INITIAL OR ANY EXTENDED DATE THEREOF.

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY BUT IN EACH INSTANCE ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF SUCH TRANSFER IN FAVOR OF A NOMINATED TRANSFEREE ("TRANSFEREE"), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS.  AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (IN THE FORM ATTACHED AS SCHEDULE 1) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT).  IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY'S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE'S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

WE ARE SUBJECT TO VARIOUS LAWS, REGULATIONS AND EXECUTIVE AND JUDICIAL ORDERS (INCLUDING ECONOMIC SANCTIONS, EMBARGOES, ANTI-BOYCOTT, ANTI-MONEY LAUNDERING, ANTI-TERRORISM, AND ANTI-DRUG TRAFFICKING LAWS AND REGULATIONS) OF THE U.S. AND OTHER COUNTRIES THAT ARE ENFORCEABLE UNDER APPLICABLE LAW.  WE WILL NOT BE LIABLE FOR OUR REFUSAL OR DELAY TO TRANSFER THIS LETTER OF CREDIT THAT IS REQUIRED BY SUCH LAWS, REGULATIONS, OR ORDERS..

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ''DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO. ___________."

We hereby agree with you that if drafts are presented to [Insert Bank Name] under this Letter of Credit on a business day, and provided that such drafts presented conform to the terms and conditions of this Letter of Credit, payment shall be initiated by us in immediately available funds NOT LATER THAN OUR CLOSE OF BUSINESS ON THE Second SUCCEEDING BUSINESS DAY.  As used in this Letter of Credit, "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the state of California are authorized or required by law to close.  If the expiration date for this Letter of Credit shall ever fall on a day which is not a business day then such expiration date shall automatically be extended to the date which is the next business day.

DRAWINGS MAY BE PRESENTED TO US AT OUR ABOVE OFFICE BY HAND DELIVERY OR DELIVERED TO US BY U.S. POSTAL SERVICE MAIL, REGISTERED MAIL OR CERTIFIED MAIL OR BY EXPRESS COURIER OR OVERNIGHT COURIER. DRAWINGS MAY ALSO BE PRESENTED TO US BY FACSIMILE TRANSMISSION TO FACSIMILE NUMBER 844-879-5593 (EACH SUCH DRAWING, A "FAX DRAWING"); PROVIDED, HOWEVER, THAT A FAX DRAWING WILL NOT BE EFFECTIVELY PRESENTED UNTIL YOU CONFIRM BY TELEPHONE OUR RECEIPT OF SUCH FAX DRAWING BY CALLING US AT TELEPHONE NUMBER 1-800-798-2815 (OPTION 1).  IF YOU PRESENT A FAX DRAWING UNDER THIS LETTER OF CREDIT YOU DO NOT NEED TO PRESENT THE ORIGINAL OF ANY DRAWING DOCUMENTS, AND IF WE RECEIVE ANY SUCH ORIGINAL DRAWING DOCUMENTS THEY WILL NOT BE EXAMINED BY US.  IN THE EVENT OF A FULL OR FINAL DRAWING THE ORIGINAL LETTER OF CREDIT MUST BE RETURNED TO US BY OVERNIGHT COURIER.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate

Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, ___((Expiration Date)___.

WE AGREE IN THE EVENT THAT THE ORIGINAL OF THIS LETTER OF CREDIT IS LOST, STOLEN, MUTILATED OR DESTROYED, THAT UPON YOUR REQUEST, WE WILL PROVIDE A REPLACEMENT TO THE ORIGINAL OF THIS LETTER OF CREDIT IN THE FORM OF AN AUTHENTICATED COPY OF THE ORIGINAL LETTER OF CREDIT PROVIDED THAT YOUR REQUEST IS ACCOMPANIED BY YOUR INDEMNIFICATION TO US (IN THE FORM ATTACHED AS SCHEDULE 2) PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) AND OUR CUSTOMARY FEE.  WE FURTHER AGREE THAT FOR PURPOSES OF THIS LETTER OF CREDIT, SUCH AN AUTHENTICATED COPY OF THIS LETTER OF CREDIT SHALL BE CONSIDERED THE ORIGINAL OF THIS LETTER OF CREDIT.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE "INTERNATIONAL STANDBY PRACTICES" (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:  ______

[ATTACH THE TRANSFER FORM AS SCHEDULE 1 AND THE INDEMNITY FORM AS SCHEDULE 2]

EXHIBIT H

360 Third Street

MARKET RENT DETERMINATION FACTORS

When determining Market Rent, the following rules and instructions shall be followed.

1.

RELEVANT FACTORS.  The "Market Rent," as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit H) of the "Net Equivalent Lease Rate," of the "Comparable Transactions" (as those terms are defined below).  The Market Rent, as used in this Lease, shall be equal to the annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the Option Term, provided that timing adjustments shall be made to reflect any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage comparable to that of the Premises for a term of five (5) years, in an arm's-length transaction, which comparable space is located in "Comparable Buildings" (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions").  The terms of the Comparable Transactions shall be calculated as a "Net Equivalent Lease Rate" pursuant to the terms of this Exhibit H, and shall take into consideration only the following terms and concessions:  (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) any "Renewal Allowance," as defined herein below, to be provided by Landlord in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions.  Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to (A) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or (B) any commission paid or not paid in connection with such Comparable Transaction.  The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in the Comparable Transactions; provided, however, the size of the Premises shall, notwithstanding the foregoing, be at least equal to the greater of:  (i) the square footages set forth in this Lease, and (ii) the square footage of the Premises determined pursuant to the standards of space measurement used in the Comparable Transactions.  In addition, the Market Rent determination shall take into account the stipulated Base Year for the Option Term as set forth in Section 2.2.4 of the Lease

2.

TENANT SECURITY.  The Market Rent shall additionally include a determination as to whether, and if so to what extent, (i) Tenant must provide Landlord with financial security, such as a cash security deposit, a letter of credit (or enhanced letter of credit) or guaranty, for Tenant's Rent obligations during the Option Term, and/or (ii) Tenant shall be permitted to reduce the L-C Amount, or no L-C shall be required during the Option Term. In connection with item (ii) in the immediately preceding sentence, if no letter of credit shall be required for the Option Term and if the L-C has not been fully drawn down, then Landlord shall return the L-C to the Bank with a written cancellation request within ten (10) business days after the later of (a) the commencement date of the Option Term, and (b) the date of Tenant's full payment to Landlord of the Base Rent owing for the first full calendar month of the Option Term occurring after the expiration of any free Rent period and any cash security deposit payable by Tenant for the Option Term, and Tenant's delivery to Landlord of the required guaranty, fully signed by the required guarantor.  Notwithstanding the foregoing, in the event that the Option Rent is not determined prior to the commencement of the Option Term, then Landlord shall instead return the L-C to the Bank promptly following the determination of the Option Rent and Tenant's satisfaction of the conditions set forth in item (b) of the immediately preceding sentence.  The determination of Tenant's obligation to provide Landlord with financial security for the Option

Term shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant's prior performance history during the Lease Term).

3.

RENEWAL IMPROVEMENT ALLOWANCE.  Notwithstanding anything to the contrary set forth in this Exhibit H, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the "Renewal Allowance"), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and, as set forth in Section 5, below, of this Exhibit H, the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

4.

COMPARABLE BUILDINGS.  For purposes of this Lease, the term "Comparable Buildings" shall mean first-class multi-tenant occupancy office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the "Comparable Area," which is the "Central Business District of the City of San Francisco."  The "Central Business District of the City of San Francisco" shall be the area containing Comparable Buildings which have reasonably comparable freeway access to the Project and which are within an area by King Street to the south, Market Street to the north, Fourth Street to the west, and The Embarcadero to the east.

5.

METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS.  For purposes of this Section 5, the term "Comparable Transactions" shall include any proposed transactions with third parties for the First Offer Space (pursuant to Section 1.4 above).  In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions.  By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions.

5.1.

The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term.  All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease.  This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2	Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
5.3	The resultant net cash flow from the lease should then be discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.
5.4

From the net present value, up front inducements (improvements allowances and other concessions) should be deducted.  These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5

The net present value should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis.  This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).

6.USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS.  The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a "NNN" lease rate applicable to each year of the Option Term or First Offer Term, as applicable.  To the extent the length of the Comparable Term offered to a third party for the First Offer Space is different than the length of the First Offer Term, then for purposes of determining if the Economic Terms of any First Offer Space offered to such third party are less than ninety-five percent (95%) as favorable to Landlord as the terms offered to Tenant, the Net Equivalent Lease Rate for the Comparable Term shall be compared to the Net Equivalent Lease Rate for the First Offer Term without taking into consideration the differing term lengths, if any.  For example, if the Net Equivalent Lease Rate for a ten (10) year Comparable Term is $2.50 per month and the Net Equivalent Lease Rate for a seven (7) year First Offer Term is equal to $2.60 per month, then the Economic Terms will be deemed to be within five percent (5%) (since $0.10 is 3.85% of $2.60), regardless of the difference in length of term.

EXHIBIT I

360 THIRD STREET

LOCATION OF GENERATOR AREA

OFFICE LEASE

KILROY REALTY

360 THIRD STREET

KILROY REALTY FINANCE PARTNERSHIP, L.P.,
a Delaware limited partnership,

as Landlord,

and

NEKTAR THERAPEUTICS,

a Delaware corporation,

as Tenant.

TABLE OF CONTENTS

Page

ARTICLE 1	PREMISES, BUILDING, PROJECT, AND COMMON AREAS7
ARTICLE 2	LEASE TERM; OPTION TERM13
ARTICLE 3	BASE RENT16
ARTICLE 4	ADDITIONAL RENT18
ARTICLE 5	USE OF PREMISES26
ARTICLE 6	SERVICES AND UTILITIES27
ARTICLE 7	REPAIRS29
ARTICLE 8	ADDITIONS AND ALTERATIONS30
ARTICLE 9	COVENANT AGAINST LIENS33
ARTICLE 10	INDEMNIFICATION AND INSURANCE33
ARTICLE 11	DAMAGE AND DESTRUCTION37
ARTICLE 12	NONWAIVER39
ARTICLE 13	CONDEMNATION39
ARTICLE 14	ASSIGNMENT AND SUBLETTING39
ARTICLE 15	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES44
ARTICLE 16	HOLDING OVER44
ARTICLE 17	ESTOPPEL CERTIFICATES; AUDITED FINANCIAL STATEMENTS45
ARTICLE 18	SUBORDINATION46
ARTICLE 19	DEFAULTS; REMEDIES46
ARTICLE 20	COVENANT OF QUIET ENJOYMENT48
ARTICLE 21	LETTER OF CREDIT48
ARTICLE 22	EMERGENCY GENERATOR52
ARTICLE 23	SIGNS; ROOF RIGHTS52
ARTICLE 24	COMPLIANCE WITH LAW55
ARTICLE 25	LATE CHARGES56
ARTICLE 26	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT56
ARTICLE 27	ENTRY BY LANDLORD56
ARTICLE 28	TENANT PARKING57
ARTICLE 29	MISCELLANEOUS PROVISIONS58

(i)

EXHIBITS

EXHIBIT "A" –	OUTLINE OF PREMISES
EXHIBIT "A-1" –	OUTLINE OF EACH FIRST OFFER SPACE
EXHIBIT "A-2" –	BASE RENT SCHEDULE
EXHIBIT "B" –	WORK LETTER
EXHIBIT "C" –	NOTICE OF LEASE TERMS DATES
EXHIBIT "D" –	RULES AND REGULATIONS
EXHIBIT "E" –	FORM OF TENANT'S ESTOPPEL CERTIFICATE
EXHIBIT "F" –	FORM OF RECOGNITION OF COVENANTS, CONDITIONS AND RESTRICTIONS
EXHIBIT "G" –	FORM OF LETTER OF CREDIT
EXHIBIT "H" –	MARKET RENT DETERMINATION FACTORS
EXHIBIT "I" –	LOCATION OF GENERATOR AREA

(ii)

INDEX

Page(s)

360 Third Street7

Abatement Event29

Accountant25

Additional Failure Notice29

Additional Notice11

Additional Rent18

Advocate Arbitrators.14

all risk35

Alterations30

Applicable Laws55

Approved Working Drawings5

Arbitration Agreement14

ArchitectExhibit B

as built31

Audit Period25

Audited Financial Statement45

Bank49

Bank Prime Loan56

Bankruptcy Code49

Bank's Credit Rating Threshold49

Base Building31

Base Building,31

Base Rent16

Base Rent Abatement17

Base Rent Abatement Periods17

Base Year18

Briefs15

Brokers61

BS/BS Exception30

Builder's Risk32

Building1, 7

Building Common Areas7

Building Hours27

Building Structure29

Building Systems30

Casualty37

CC&Rs27

CodeExhibit B

Code WorkExhibit B

Common Areas7

Communications Equipment54

Comparable AreaExhibit H

Comparable BuildingsExhibit H

Comparable TransactionsExhibit H

Construction DrawingsExhibit B

Contemplated Effective Date42

Contemplated Transfer Space42

ContractExhibit B

ContractorExhibit B

Control43

Coordination FeeExhibit B

Cosmetic Alterations30

Cost Pools23

Delivery Date3

Direct Expenses18

Drawing Change NoticeExhibit B

Economic Terms11

Eligibility Period29

Energy Disclosure Requirements67

(iii)

Page(s)

EngineersExhibit B

Environmental Laws64

Environmental Permits64

Estimate24

Estimate Statement24

Estimated Excess24

Excess23

Exercise Notice14

Existing Tenants8

Expense Year18

Final CostsExhibit B

Final RetentionExhibit B

Final Space PlanExhibit B

Final Working Drawings5

First Offer Commencement Date12

First Offer Notice11

First Offer Space10

First Offer Term12

First Rebuttals15

Force Majeure60

General Conditions7

Generator52

Generator Area52

Governmental Approvals53

Gross Rental Revenues21

Hazardous Material(s)64

Holidays27

HVAC27

Identification Requirements64

Improvement AllowanceExhibit B

Improvement Allowance ItemsExhibit B

ImprovementsExhibit B

Initial Notice29

Intention to Transfer Notice41

Interest Rate56

JAMS26

Landlord1

Landlord Parties33

Landlord Repair Notice37

Landlord Response Notice14

Landlord's Initial Statement15

Landlord's Option Rent Calculation14

Landlord's Repair Estimate Notice38

Late Delivery Credit Date10

Late Delivery Credits8

L‑C48

L‑C Amount48

L‑C Draw Event50

L‑C Expiration Date49

L‑C FDIC Replacement Notice50

Lease1

Lease Commencement Date2

Lease Expiration Date13

Lease Term13

Lease Year13

LEED19

Legal Compliance RequirementsExhibit B

Lines63

Management Fee Cap21

Market RentExhibit H

Mortgage46

(iv)

Page(s)

Net Equivalent Lease RateExhibit H

Net Worth43

Neutral Arbitrator14

New Offer Terms11

Notices60

Objectionable Name53

occurrence34

OFAC69

Operating Expenses18

Option Rent14

Option Term13

Original Improvements35

Original Tenant13

Other Improvements65

Outside Agreement Date14

Over-Allowance AmountExhibit B

Patriot Act69

Penetrating Work68

Permitted Chemicals64

Permitted Transfer43

Permitted Transferee43

Permitted Transferee Assignee.43

Permitted Use4

Phase2

Phase I Base Rent Abatement16

Phase I Base Rent Abatement Period16

Phase I Delivery Date2

Phase I Lease Commencement Date2

Phase I Premises1

Phase II Base Rent Abatement16

Phase II Base Rent Abatement Period16

Phase II Delivery Date2

Phase II Late Delivery Credit Date9

Phase II Lease Commencement Date2

Phase II Premises1

Phase III Base Rent Abatement17

Phase III Base Rent Abatement Period17

Phase III Delivery Date3

Phase III Late Delivery Credit Date9

Phase III Lease Commencement Date3

Phase III Premises1

Phase IV Base Rent Abatement17

Phase IV Base Rent Abatement Period17

Phase IV Delivery Date3

Phase IV Late Delivery Credit Date9

Phase IV Lease Commencement Date2

Phase IV Premises1

Phase V Base Rent Abatement17

Phase V Base Rent Abatement Period17

Phase V Delivery Date3

Phase V Late Delivery Credit Date9

Phase V Lease Commencement Date3

Phase V Premises1

Phase VI Base Rent Abatement17

Phase VI Base Rent Abatement Period17

Phase VI Delivery Date3

Phase VI Late Delivery Credit Date9

Phase VI Lease Commencement Date3

Phase VI Premises1

Phase VII Delivery Date3

Phase VII Late Delivery Credit Date9

(v)

Page(s)

Phase VII Lease Commencement Date3

Phase VII Premises1

Premises2

Prohibited Persons69

Project7

Project Common Areas7

Proposition 1322

Provider66

Renewal AllowanceExhibit H

Renovations63

rent47

Rent.18

Resolution Period26

Right of First Offer10

Roof Deck7

RSF1

Rules and Regulations27

Ruling16

Second Rebuttals15

Second Request31, Exhibit B

Secured Areas57

Security Deposit Laws51

Sensor Areas66

Shuttle Service67

Shuttle Service Riders67

Space Planning AllowanceExhibit B

Specialty Improvements32

Statement23

Subject Space40

Summary1

Superior Leases11

Superior Right Holders11

Superior Rights11

Tax Expenses22

TCCs7

Tenant1

Tenant ChangeExhibit B

Tenant Change Second RequestExhibit B

Tenant Energy Use Disclosure67

Tenant HVAC System29

Tenant Parties33

Tenant's AgentsExhibit B

Tenant's Financial Condition12

Tenant's First Offer Exercise Notice11

Tenant's Initial Statement15

Tenant's Rebuttal Statement15

Tenant's Share23

Tenant's Signage53

Third Party ConsultantExhibit B

Third Party Contractor36

Third Party Lease11

Transfer42

Transfer Notice40

Transfer Premium41

Transferee40

Transfers40

Water Sensors66

Work Letter7

Working Drawing Second RequestExhibit B

(vi)